HURON INVESTMENT FUND, INC.

                     Statement of Assets and Liabilities

                               June 30, 1998

                                (Unaudited)

                   Assets
Investments, at value (@ cost $594,372,477)                 $     883,830,193
Cash                                                                   91,220
Dividends receivable                                                  563,141
Income receivable                                                      72,874
Deferred Organizational Costs                                           4,007
Prepaid expenses                                                       13,670
Receivable for securities sold - unsettled trades                   8,893,259

   Total Assets                                                   893,468,364

                  Liabilities
Accrued expenses                                                      171,615
Notes payable                                                         203,500
Accrued interest expense                                                5,093
Payable for securities purchased - unsettled trades                   307,353

   Total Liabilities                                                  687,561

   Net Assets                                               $     892,780,803

Net assets are represented by:
Common stock at par value, $.01 per share, 199,995,500 shares
     authorized, 61,376,240.20 shares issued and outstanding          613,762
Additional paid-in capital                                        602,709,325
Net unrealized appreciation of investments                        289,457,716

   Net Assets                                               $     892,780,803

   Net asset value per common shares outstanding            $           14.55


See accompanying notes to the financial statements.


                         HURON INVESTMENT FUND, INC.

                          Statement of Operations

            For the period from January 1, 1998 to June 30, 1998

                                 (Unaudited)

Investment income:
       Dividend income                                      $       7,054,849
       Interest income                                              1,078,288

         Total investment income                                    8,133,137

Expenses:
   Administration fees                                                119,923
   Investment management fee                                           45,911
   Independent auditors                                                20,339
   Interest expense                                                     9,663
   Insurance                                                            8,182
   Rating agencies fees                                                 4,583
   Directors fees and expenses                                          3,571
   Legal fees                                                           1,488
   Other expenses                                                         922
   Amortization of Organizational Cost                                    793

        Total expenses                                                215,375

        Net investment income                                       7,917,762

Net realized and unrealized gains on investments:
   Net realized gain on investments:
        Proceeds from sales                 $   810,144,475
        Cost of securities sold                (474,919,479)
                                                                  335,224,996
   Unrealized appreciation of investments:
        Beginning of period                     442,106,936
        End of period                           289,457,716
   Increase in net unrealized appreciation of investments        (152,649,220)

        Net increase in net assets resulting
           from operations                                  $     190,493,538






See accompanying notes to the financial statements.


                         HURON INVESTMENT FUND, INC.

                     Statement of Changes in Net Assets

           For the period from January 1, 1998 to June 30, 1998

                   and for the year ended December 31, 1997

                                 (Unaudited)

                                               For the six
                                              months ended        For the
                                              June 30, 1998     year ended
                                               (UNAUDITED)   December 31, 1997
From operations:
   Net investment income                    $     7,917,762        16,871,016
   Net realized gain on investments             335,224,996        22,087,361
   Net change in unrealized appreciation
        on investments                         (152,649,220)      308,940,341

Increase in net assets resulting from
        operations                              190,493,538       347,898,718

Dividends from net investment income:
   Auction market preferred stock                         0       (16,541,265)
   Common stock                                  (7,917,762)         (329,751)
                                                 (7,917,762)      (16,871,016)

Distributions from net realized gains:
   Common stock                                (335,224,996)      (22,087,361)

Decrease in net assets resulting from
   distributions to stockholders               (343,142,758)      (38,958,377)

Increase (decrease) from capital share transactions:
   Capital contribution from common stockholder  22,417,112       450,000,000
   Redemption of auction market preferred stock           0      (450,000,000)
   Distribution of capital to common
        stockholder                            (432,856,427)                0

                                               (410,439,315)                0

Total increase in net assets                   (563,088,535)      308,940,341

Net assets:
   Beginning of period                        1,455,869,338     1,146,928,997

   End of period                            $   892,780,803     1,455,869,338



See accompanying notes to the financial statements.

                  HURON INVESTMENT FUND, INC.

               Notes to the Financial Statements

                         June 30, 1998

                          (Unaudited)


1.   Organization and Significant Accounting Policies

The Huron Investment Fund, Inc. (the "Fund") is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The Fund commenced investment operations on March 4, 1996.

The Fund's objective is long-term capital appreciation with income as a secondary objective. The Fund's investments consist primarily of common stocks of large, medium and small capitalization U.S. companies. The Fund's investment portfolio must conform to certain rating agency asset coverage tests so long as the Fund has preferred stock outstanding.

The following is a summary of significant accounting policies consistently followed by the Fund in preparation of its financial statements.

Security Valuation

Investments in securities traded on a national securities exchange (or reported on the Nasdaq national market) are valued at the last reported sales price on the primary exchange. Temporary investments are valued at amortized cost which approximates fair value.

Security Transactions

Security transactions are accounted for on a trade date plus one business day basis which does not differ materially from a trade date basis. The cost of securities sold is determined using the identified cost method. Dividend income is recorded on ex-dividend date and interest income is recorded on the accrual basis.

Federal Income Taxes

It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and distribute its taxable income to shareholders. Therefore, no provision for Federal income tax is required.

Distribution of Income and Gains

The Fund distributes substantially all of its taxable income in excess of the dividends paid to the preferred stockholders to the common stockholder. Dividends to the common
stockholder are declared and paid at least annually.   Net
capital gains, if any, are generally distributed annually.

The character of income and gains to be distributed is determined in accordance with income tax regulations which may differ from generally accepted accounting principles. Amounts distributed in excess of taxable income and net realized gains, if any, are considered a return of capital.

1.   Organization and Significant Accounting Policies
     (continued)

Use of Estimates

Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ from these amounts.

Organization Costs

Organization costs have been deferred and are being amortized by the Fund on a straight-line basis over five years.

2.   Related Party Transactions

A collective trust fund for employee benefit plans is the sole common stockholder of the Fund. Certain officers and directors of the Fund are affiliated with the common stockholder. No fees or expenses were paid to the affiliated officers and directors.

For the period ended June 30, 1998 and the year ended December
31, 1997, dividend and capital gain distributions to the common stockholder were $343,142,758 and $22,417,112 respectively.

During the six months ended June 30, 1998 and the year ended
December 31, 1997, return of capital distributions to the common stockholder amounted to approximately $432,900,000 and $0, respectively.

During the six months ended June 30, 1998 and the year ended
December 31, 1997, capital contributions made by the common stockholder amounted to approximately $22,400,000 and $450,000,000, respectively.

Comerica Bank serves as both custodian and administrator for the Fund and receives a fee based on net assets outstanding at the end of the fiscal year. An affiliate of Comerica Bank serves as investment advisor to the Fund. The annual investment management fee is 0.01% of average equity investments. The administration and management fees are calculated and accrued on a monthly basis and generally paid on a quarterly basis.

3.   Investment Transactions

The aggregate cost of securities purchased and the aggregate proceeds of securities sold excluding short-term securities, for the six months ended June 30, 1998 were $34,039,444 and $855,039,408, respectively.

As of June 30, 1998, the net unrealized appreciation of $289,457,716 is comprised of aggregate gross unrealized appreciation and depreciation of investments of $342,492,408 and $53,034,692, respectively.

4.   Auction Market Preferred Stock ("AMPS")

During 1997, the Fund redeemed 1000 shares of Series A, 1000 shares of Series B, 1000 shares of Series C, 1000 shares of Series D and 500 shares of Series E AMPS.

Each series of AMPS is redeemable at the option of the Fund in whole, but not in part, at a price of $100,000 per share plus accumulated and unpaid dividends. Dividends are cumulative from the date of original issue and are paid every 49 days at a rate set through Dutch Auction. The Fund is subject to certain asset coverage tests, and the AMPS are subject to mandatory redemption if the tests are not met.

In addition, the AMPS are subject to mandatory redemption if the Fund ceases to qualify as a regulated investment company or if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be the broker dealer. The liquidation value under mandatory redemption of the AMPS is $100,000 per share plus accumulated and unpaid dividends.

5.   Notes Payable

As of June 30, 1998, the Fund had $203,500 of principal notes outstanding to investors. The notes due on March 15, 2021, bear interest at a floating rate. The interest rate, which resets annually, is set at the one-year U.S. Treasury bill rate plus 3.50%. As of June 30, 1998, the Fund was paying interest at 9.23% per annum.

6.   Year 2000 (Unaudited)

Like other mutual funds, financial and business organizations and individuals around the world, the Fund could be adversely affected if the computer systems used by the advisor/administrator and other service providers do not properly process and calculate date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Problem". The advisor/administrator is taking steps that it believes are reasonably designed to address the Year 2000 Problem with respect to computer systems that it uses and to obtain reasonable assurances that comparable steps are being taken by the Fund's other major service providers. At this time, however, there can be no assurance that these steps will be sufficient to avoid any adverse impact to the Fund.



                         HURON INVESTMENT FUND, INC.

                            Financial Highlights




                                        For the six
                                        months ended
                                        June 30, 1998     1997    1996 (1)

For a share of common stock outstanding
     throughout the period:
 Net asset value, beginning of period           23.72     11.36     10.00
 Net investment income                           0.13      0.28      0.20
 Net realized and unrealized gains
    on investments                               2.97      5.39      2.21
      Total from investment operations           3.10      5.67      2.41
Capital contribution                             0.37      7.33      0.00
Less distributions from net investment income:
 Common stock equivalent of dividends
    paid to AMPS holders                         0.00     (0.27)    (0.22)
 Dividends paid to common shareholders          (0.13)    (0.01)    (0.02)
Less distributions from net realized gains:
 Distribution paid to common shareholders       (5.46)    (0.36)     0.00
Less distributions from paid-in capital:
 Distribution of capital to common stockholder  (7.05)     0.00     (0.81)
      Total distributions                      (12.64)    (0.64)    (1.05)
Net asset value, end of period                  14.55    $23.72    $11.36
Total investment return                         13.08%    30.33%    24.13%(2)
Ratios/supplemental data:
 Net assets at end of period (000s)           892,781 1,455,869 1,146,929
 Average net assets (000s)                  1,133,238 1,322,905 1,107,778
Ratio of expenses to average net assets
     applicable to common stock (4)              0.02%     0.32%     0.33%(3)
Ratio of net investment income to average net
     assets applicable to common stock (4)       0.70%     1.28%     1.12%(3)
Portfolio turnover                               3.00%     0.65%     5.47%
Average commissions paid on equity
     securities transactions (4)               0.0051   $0.0147   $0.0200
Asset coverage per AMPS share
 end of period                                   0.00         0  $254,873
AMPS shares outstanding                             0         0     4,500
Asset coverage for notes payable,
 end of period                                 438713%   691724%   537303%
Notes payable, end of period                 $203,500  $210,500  $213,500

 (1)For the period March 4, 1996 (commencement of operations) to December 31, 1996.
 (2)Total investment return for the period; not annualized.
 (3)Annualized.
 (4)Ratios are calculated on the basis of income and expenses applicable to both the common and preferred stock relative to the average net assets of the common stockholders. Ratios do not reflect the effect of dividend payments to AMPS holders. Ratios from 1996 and years prior have been restated to exclude the effect of dividend payments to AMPS holders.

See accompanying notes to financial statements.

                                       HURON INVESTMENT FUND, INC.

                                        Portfolio of Investments

                                             June 30, 1998

                                               (Unaudited)
    No. of
    Shares                                             Market Value

COMMON STOCK

   BUILDING AND CONSTRUCTION                        2.05%

                   BUILDING EQUIPMENT

       2,500  CLARIFY INC                                      33,750.00
      36,650  CLAYTON HOMES INC                               696,350.00

       7,500  SIMPSON MFG INC                                 289,687.50

                   BUILDING MATERIALS

       3,600  ABT BLDG PRODS CORP                              61,875.00
         500  AMERICAN BILTRITE INC                            14,875.00
       2,300  AMERICAN BUILDING CO                             68,425.00

       1,900  AMERON INTERNATIONAL CORP                       109,843.75
      12,200  CALGON CARBON CORP                              121,237.50
       3,000  CAVALIER HOMES INC                               38,812.50

       3,900  CENTEX CONSTRUCTION PRODU                       150,150.00
       9,700  CHAMPION INTL CORP                              477,118.75
      14,000  CYTEC INDS INC                                  619,500.00

       4,800  ELCOR CORP                                      121,200.00
       8,800  FLORIDA ROCK IND                                256,850.00
         300  GEORGIA PACIFIC CORP                             17,681.25

       3,600  GIANT CEMENT HOLDING INC                        103,050.00
       4,950  HOME DEPOT                                      411,159.38
      10,800  HOMEBASE INC                                     85,725.00

         200  ICC TECHNOLOGIES INC                                937.50
       1,600  INTERNATIONAL ALUM CORP                          49,600.00
      15,900  LONGVIEW FIBRE CO                               226,575.00

      11,100  LOUISIANA PAC CORP                              202,575.00
       3,200  MARTIN MARIETTA MATERIALS                       144,000.00
         700  MASCO CORP                                       42,350.00

       2,800  MAXXAM INC                                      158,900.00
       4,100  NATIONAL SVC INDS                               208,587.50
       1,900  NCI BUILDING SYSTEMS INC                        109,725.00

       4,200  NORTEK INC                                      129,150.00
       4,200  NVR INC                                         172,462.50
      30,300  RPM INC.                                        515,100.00

       3,400  SCOTSMAN INDS INC                                94,350.00
       5,300  TRIANGLE PACIFIC CORP                           291,500.00
      15,900  USG CORP NEW                                    860,587.50

      10,400  VULCAN MATLS CO                               1,109,550.00

                   CEMENT

       7,600  CALMAT CO                                       167,200.00
      33,500  LAFARGE CORP                                  1,316,968.75
       2,000  PUERTO RICAN CEMENT CO                           94,500.00

       5,700  SOUTHDOWN INC                                   406,837.50

                   CONSTRUCTION EQUIPMENT

       6,200  CMI CORP CL A                                    44,175.00

                   PAINT AND FLAT GLASS

      17,100  SHERWIN WILLIAMS CO                             566,437.50

      21,500  VALSPAR CORP                                    851,937.50

                   INDUSTRIAL CHEMICALS

      17,100  ALBEMARLE CORP                                  377,268.75
       9,200  BETZ LABS INC                                   388,125.00

       8,000  DEXTER CORP                                     254,500.00
      25,700  ETHYL CORP                                      157,412.50
       4,600  FULLER H B CO                                   255,012.50

       5,400  GREAT LAKES CHEM CRP                            212,962.50
      17,600  LUBRIZOL CORP                                   532,400.00
         200  PPG INDUS INC                                    13,912.50

       5,500  ROHM & HAAS CO                                  571,656.25
       9,600  WELLMAN INC                                     217,800.00
      17,700  WITCO CORP                                      517,725.00


                   MISCELLANEOUS
      26,500  AMERICAN STANDARD COS INC                     1,184,218.75

       4,960  CHAMPION ENTERPRISES INC                        145,080.00
       1,900  CHRISTIANA COS INC.                              58,900.00
       6,000  COMMERCIAL INTERTECH                            108,750.00

       1,750  CORRPRO COS INC                                  19,687.50
      12,500  FASTENAL CO.                                    580,468.75
       8,300  FLUOR CORP                                      423,300.00

       9,700  FOAMEX INTL INC                                 169,143.75
       5,850  GRANITE CONSTR INC                              179,156.25
       8,500  JACOBS ENGR GROUP                               273,062.50

       2,800  SCHULER HOMES INC                                24,500.00

                   TOTAL BUILDING AND CONSTRUCTION        $18,106,339.38


   CHEMICALS AND DRUGS                              6.87%

                   CHEMICALS

      22,600  AIRGAS INC.                                     324,875.00
       9,600  ARCO CHEMICAL CO                                550,800.00

       2,200  BUSH BOAKE ALLEN INC                             64,487.50
      20,900  CABOT CORP                                      675,331.25
      22,619  CROMPTON & KNOWLES                              569,716.06

       1,300  DOW CHEMICAL CO                                 125,693.75
       6,700  DUPONT DENEMOURS & CO                           499,987.50
      11,600  FERRO CORP                                      293,625.00

       3,200  FMC CORP-NEW                                    218,200.00
       2,260  FREEPORT MCMORAN SULPHUR                         29,945.00
       9,800  GEON CO                                         224,787.50

      10,200  GEORGIA GULF CORP                               232,687.50
      15,600  HANNA M A CO                                    285,675.00
       9,000  HERCULES INC                                    370,125.00

      34,890  IMC GLOBAL, INC.                              1,051,061.25
       1,900  INTEGRA LIFESCIENCES CORP                        13,300.00
       3,300  LANDEC CORP                                      23,100.00

      14,900  LAWTER INTL                                     162,037.50
       6,450  LEARONAL INC.                                   153,993.75
       3,000  LESCO INC OHIO                                   56,250.00

      24,500  LYONDELL PETROCHEMICAL                          745,718.75
      60,300  MONSANTO CO                                   3,369,262.50
      12,300  MORTON INTERNATIONAL INC                        307,500.00

       6,700  NALCO CHEM CO                                   235,337.50
       2,500  NCH CORP                                        160,156.25
       1,350  OCTEL CORP                                       26,831.25

       3,500  OIL DRI CORP AMER                                50,531.25

      15,200  OLIN CORP                                       633,650.00
      15,500  PRAXAIR INC                                     725,593.75

      11,000  SCHULMAN A INC                                  215,187.50
      10,100  SIGMA-ALDRICH CORP                              354,762.50
      12,360  SOLUTIA INC                                     354,577.50

       3,600  STEPAN CO.                                      107,325.00
       2,000  SYBRON CHEM INDS INC                             64,000.00
       6,200  SYNETIC INC                                     353,400.00

      13,700  UNION CARBIDE CORP                              731,237.50
       5,900  WEBB DEL CORP                                   153,031.25
       8,900  WR GRACE & CO NEW                               151,856.25


                   DRUGS
      10,900  ABBOT LABS                                      445,537.50

       7,800  AGOURON PHARMACEUTICALS                         236,437.50
       4,900  ALPHA BETA TECHNOLOGY INC                        11,943.75
         300  ALZA CORP CL A                                   12,975.00

       9,400  AMERICAN HOME PRODUCTS                          486,450.00
      26,000  AMGEN INC                                     1,699,750.00
      10,500  AMYLIN PHARMACEUTICALS                           39,703.13

       1,900  AUTOIMMUNE INC                                    4,868.75
       3,500  AXYS PHARMACEUTICALS INC                         24,937.50
       6,975  BARR LABS INC                                   277,256.25

      16,375  BERGEN BRUNSWIG                                 759,390.63
       5,333  BINDLEY WESTN INDS INC.                         175,999.99
       3,000  BONE CARE INTERNATIONAL                          26,250.00

       6,300  BRISTOL MYERS SQUIBB CO                         724,106.25
       2,000  CAMBRIDGE NEUROSCIENCE IN                         1,187.50
      10,700  CARDINAL HEALTH INC                           1,003,125.00

       2,800  CARRINGTON LABS INC                              13,475.00
      14,100  CARTER WALLACE INC                              254,681.25
         800  CONNECTICS CORPORATION                            3,050.00

       6,000  COPLEY PHARMACEUTICAL                            36,750.00
       2,900  DEPOTECH CORP                                     4,531.25
       9,000  DURA PHARMACEUTICALS INC                        201,375.00

      14,200  ENGLEHARD CORP                                  287,550.00
       3,200  ERGO SCIENCE CORP                                11,400.00
       6,050  FUISZ TECHNOLOGIES LTD                           66,928.13

       3,400  GELTEX PHARMACEUTICAL INC                        63,325.00
      35,900  GENENTECH INC SPECIAL COM                     2,436,712.50
      13,800  GENSIA PHARMACEUTICALS                           55,200.00

       8,500  GILEAD SCIENCES INC                             272,531.25
      22,400  ICN PHARMACEUTICALS INC                       1,023,400.00
      12,000  ICOS CORP                                       229,500.00

       1,100  IGI INC                                           3,437.50
       2,400  INCYTE PHARMACEUTICALS                           81,900.00
      12,000  INTERNUERON PHARM INC.                           43,500.00

       8,500  ISIS PHARMACEUTICALS                            116,343.75
       9,900  LIDAK PHARMACEUTICAL CL A                        14,850.00
      10,000  LIGAND PHARMACEUTCAL CL B                       128,750.00

       6,600  LILLY ELI & CO                                  436,012.50
       4,300  MAGAININ PHARMACEUTICALS                         22,843.75
       4,000  MATRITECH INC                                     8,250.00

       5,900  MATRIX PHARMACEUTICAL INC                        25,812.50
      28,400  MCKESSON CORP NEW                             2,307,500.00
       7,100  MERCK & CO., INC                                949,625.00

      37,600  MYLAN LABS INC                                1,130,350.00
       3,500  NEOPROBE CORP                                     9,625.00
         800  NEOSE TECHNOLOGIES INC                           12,800.00

       4,100  NEUROCRINE BIOSCIENCES IN                        32,543.75

       3,700  NEUROGEN CORP                                    65,675.00
      10,200  NORTH AMERN VACCINE                             158,100.00

      23,600  PERRIGO CO.                                     237,475.00
       9,300  PFIZER INC                                    1,010,793.75
       3,200  PHARMACIA & UPJOHN INC                          147,600.00

       2,700  PHARMACOPEIA INC                                 38,475.00
       9,600  RIBI IMMUNOCHEM RESH INC                         48,600.00
       7,800  SCHERER R P CORP DEL                            691,275.00

       4,700  SCHERING PLOUGH                                 430,637.50
       6,800  SEPRACOR INC                                    282,200.00
       2,100  SONUS PHARMACEUTICALS INC                        25,856.25

       8,100  TWINLAB CORP                                    353,868.75
       5,700  VICAL INC                                        96,543.75
       5,400  WARNER-LAMBERT                                  374,625.00

      24,000  WATSON PHARMACEUTICALS                        1,120,500.00
      15,500  XOMA CORP                                        74,593.75

                   COSMETICS

       5,700  ALBERTO CULVER CO CL B                          165,300.00
         500  AVON PRODUCTS INC                                38,750.00

       4,500  FOSSIL INC                                      111,937.50
         500  INTL FLAVORS & FRAGRANCES                        21,718.75
       3,800  JEAN PHILIPPE FRAGRANCES                         30,637.50

      17,100  LAUDER ESTEE COS INC                          1,191,656.25
      11,300  PLAYTEX PRODUCTS INC                            180,093.75
       4,363  THERMOLASE CORP                                  31,631.75


                   HEALTH PRODUCTS/CARE
       9,100  ACUSON COM                                      165,506.25

       2,000  ADVANCED MAGNETICS INC                           22,625.00
       6,600  ALLERGAN INC                                    306,075.00
       4,200  AMERICAN HOMEPATIENT INC                         80,325.00

       8,000  AMERISOURCE HEALTH CL A                         525,500.00
       4,000  APHTON CORP                                      66,500.00
      16,800  APRIA HEALTHCARE GRP INC                        112,350.00

       8,700  ARROW INTL INC                                  238,706.25
       4,800  BARD CR INC                                     182,700.00
       4,700  BAUSCH & LOMB                                   235,587.50

       2,592  BAXTER INTL INC.                                139,482.00
      12,400  BECTON DICKINSON & CO                           962,550.00
       7,200  BEVERLY ENTERPRISES INC                          99,450.00

      23,700  BIOGEN INC                                    1,161,300.00
       7,532  BLOCK DRUG CL A                                 286,230.82
       3,000  CARDIOGENESIS CORP                               15,937.50

         200  CARDIOTHORACIC SYS INC                            1,012.50
      21,600  CENTOCOR                                        783,000.00
       2,000  CHROMAVISION MED SYS INC                         15,375.00

       3,600  CHRONIMED INC                                    46,350.00
       3,000  CLINTRIALS RESEARCH INC                          14,625.00
       8,600  COASTAL PHYSICIAN GROUP                           6,987.50

       8,100  COLOMBIA LABS INC COM                            46,575.00
      63,950  COLUMBIA/HCA HEALTHCARE                       1,862,543.75
      11,700  CORAM HEALTHCARE CORP                            22,668.75

       9,600  CRAIG JENNY INC                                  58,200.00
       2,000  CREATIVE BIOMOLECULES INC                         9,625.00
       4,400  DIAGNOSTIC PRODUCTS CORP                        126,775.00

         800  EMERITUS CORP                                     9,450.00
      24,800  FOREST LABS                                     886,600.00
      26,000  GENERAL NUTRITION CO                            809,250.00

       7,322  GILLETTE CO                                     415,065.88

      15,200  GUIDANT CORP                                  1,083,950.00
       1,100  HCIA INC                                         14,162.50

      38,775  HEALTH MGMT IN CL A NEW                       1,296,539.06
       3,633  HERBALIFE INTL CL A                              89,462.63
       7,267  HERBALIFE INTL CL B                             149,881.88

       5,700  HYDRON TECHNOLOGIES INC                           3,028.13
       4,200  I-STAT CORP                                      47,250.00
       2,600  ICU MED INC                                      37,375.00

       8,300  IMMUNEX CORP NEW                                549,875.00
       8,600  IMMUNOMEDICS INC                                 38,162.50
       2,900  INCONTROL INC                                     7,612.50

       1,700  INTERCARDIA INC                                  17,000.00
       4,600  KERAVISION INC                                   36,800.00
       1,500  LAIDLAW INC                                      18,281.25

       3,400  MARTEK BIOSCIENCES CORP                          49,512.50
       2,800  MEDCATH INC                                      51,362.50
      17,400  MID ATLANTIC MED SVCS                           200,100.00

       3,500  MINIMED INC                                     183,312.50
         800  NEOPATH INC                                       5,750.00
       8,900  NEXSTAR PHARMACEUTICALS                          88,721.88

       3,700  NORTHFIELD LABORATORIES                          54,575.00
       8,200  OEC MEDICAL SYSTEMS INC                         184,500.00
       9,000  ONCOR INC                                         6,750.00

      23,000  OXFORD HEALTH PLANS INC                         352,187.50
       7,978  PHARMERICA INC                                   96,234.63
      15,200  PHYSICIAN RELIANCE NETWK                        173,850.00

       4,900  PHYSICIANS RESOURCE GROUP                        22,356.25
         600  PHYSIO-CONTROL INC.                              15,787.50
         700  PROJECT SOFTWARE & DEV                           14,043.75

      13,000  PSS WORLD MEDICAL INC                           190,125.00
       9,700  QUINTILES TRANSNATIONAL                         477,118.75
       3,900  RES-CARE INC                                     71,906.25

       8,205  RESPIRONICS INC                                 127,690.31
       4,356  RESPONSE ONCOLOGY INC                            28,586.25
      17,400  REXALL SUNDOWN INC                              613,350.00

       4,050  RTW INC                                          31,387.50
       5,900  SERAGEN INC                                       3,068.00
       1,500  SHERIDAN HEALTHCARE INC                          17,812.50

       3,900  STAAR SURGICAL CO                                60,693.75
         400  SUNRISE ASSISTED LIVING                          13,750.00
      30,000  SYBRON INTL CORP                                757,500.00

       2,135  TENET HEALTHCARE CORP                            66,718.75
         350  TREX MEDICAL CORP                                 5,775.00
       7,400  U S SURGICAL                                    337,625.00

      12,900  UNILAB CORP                                      30,637.50
       2,400  UNITED AMERN HEALTHCARE                           2,850.00
       1,520  UROMED CORP                                       8,455.00

      19,365  UTD HEALTHCARE CORP                           1,229,677.50
      21,500  VENTAS INC                                      296,968.75
       4,874  VETERINARY CNTRS OF AMER                         91,692.13

      10,200  VIVUS INC                                        61,518.75

                   MISCELLANEOUS

       8,300  MOLTEN METAL TECHNOLOGY                             996.00
      59,416  TYCO INTERNATIONAL LTD                        3,743,208.00


                         TOTAL CHEMICALS AND DRUGS        $60,681,117.29

   CONSUMER PRODUCTS                               11.26%



                   CONFECTIONS AND BEVERAGES

       2,600  ANHEUSER-BUSCH COS                              122,687.50
       5,900  BOSTON BEER INC                                  75,225.00
       6,900  BROWN FORMAN INC CL B                           443,325.00

       7,400  CANADAIGUA WINE INC CLB                         360,750.00
      14,900  COCA COLA CO                                  1,273,950.00
     119,100  COCA COLA ENTERPRISES                         4,674,675.00

      22,800  INTERSTATE BAKERIES                             756,675.00
       6,300  PEPSICO INC                                     259,481.25
       3,100  PETES BREWING CO                                 18,890.63

       2,500  PYRAMID BREWERIES INC                             6,406.25
       2,600  REDHOOK ALE BREWERY INC                          15,437.50
      13,142  TOOTSIE ROLL INDS                             1,008,648.50


                   CONTAINERS
      11,800  AVERY DENNISON CORP                             634,250.00

       2,500  BALL CORP                                       100,468.75
       4,500  BEMIS CO                                        183,937.50
      11,800  CROWN CORK & SEAL INC                           560,500.00

       2,400  LIQUI BOX                                       113,700.00
      12,784  SEALED AIR CORP                                 469,826.70
           1  SEALED AIR NEW CONV PFD                              21.00

       4,400  SEALRIGHT CO. INC.                               56,650.00
       4,700  TEMPLE INLAND INC                               253,212.50

                   DAIRY PRODUCTS

      12,500  DEAN FOODS INC                                  686,718.75
       8,800  DREYERS GRD ICE CREAM                           177,100.00

      28,500  IOWA BEEF PROCESSOR                             516,562.50

                   PACKAGED FOOD

       2,600  ALICO INC.                                       53,300.00
      57,453  ARCHER DANIELS MIDLAND CO                     1,113,151.88
       2,600  BEN & JERRYS HOMEMADE CLA                        50,375.00

      29,100  BESTFOODS                                     1,689,618.75
       3,850  BRIDGFORD FOODS CORP                             47,643.75
       4,100  BROTHERS GOURMET COFFEE                           4,100.00

         900  CAGLES INC                                       15,018.75
       2,100  CAMPBELL SOUP CO                                111,562.50
       6,400  CHURCH & DWIGHT INCTURE                         207,200.00

       3,500  CONAGRA                                         110,906.25
       1,380  DNAP HOLDING CORP                                 5,778.75
         600  FARMER BROS CO                                  143,400.00

      27,250  FLOWERS INDUS INC                               556,921.88
       2,500  GARDENBURGER INC                                 29,062.50
       2,300  HEINZ H J CO                                    129,087.50

      14,100  HERSHEY FOODS CORP                              972,900.00
      23,400  HORMEL FOODS CORP                               808,762.50
       1,700  KELLOGG CO                                       63,856.25

       9,900  LANCE INC                                       221,512.50
       3,500  MIDWEST GRAIN PRODUCTS                           50,750.00
      17,200  NABISCO HOLDINGS CORP CL                        620,275.00

       1,900  NORTHLAND CRANBERRIES INC                        29,331.25
       2,550  PERFORMANCE FOOD GROUP CO                        50,681.25
      15,500  PHILLIP MORRIS CO INC                           610,312.50

       7,500  PILGRIMS PRIDE CORP                             150,000.00
      18,600  PIONEER HI BRED INTL INC                        769,575.00
         600  QUAKER OATS CO                                   32,962.50

      12,200  RALCORP HOLDINGS INC - W                        230,275.00


      10,600  RALSTON-RALSTON PURINA GR                     1,238,212.50
       2,000  RIVIANA FOODS INC                                46,125.00

       3,800  SANDERSON FARMS INC                              56,050.00
       2,900  SARA LEE CORP                                   162,218.75
         400  SEABOARD CORP DEL                               116,400.00

       9,600  SMUCKER J M CO.                                 238,200.00
       5,695  SUIZA FOODS CORP                                339,920.31
      34,000  SYSCO CORP                                      871,250.00

       2,600  TREMONT CORP DEL NEW                            146,087.50
       1,300  UNILEVER NV NEW YORK                            102,618.75
      17,000  UNIVERSAL FOODS CORP                            377,187.50

       1,260  VLASIC FOODS INTL                                25,357.50
       3,200  WOLOHAN LUMBER CO                                41,800.00
      11,700  WRIGLEY WM JR CO                              1,146,600.00


                   PAPER
       9,950  ALBANY INTER CORP CL A                          238,166.16

       5,700  BOISE CASCADE CORP                              186,675.00
      12,400  BOWATER CORP                                    585,900.00
       7,800  CHESAPEAKE CORP                                 303,712.50

      27,600  CONSOLIDATED PAPERS                             752,100.00
       3,400  CROWN VANTAGE INC                                35,700.00
      22,187  FORT JAMES CORPORATION                          987,321.50

      17,700  GAYLORD CONTAINER CL A                          136,068.75
       9,800  GEORGIA PACIFIC TIMBER                          225,400.00
      13,000  GLATFELTER PH CO                                205,562.50

       2,400  INTERNATIONAL PAPER CO                          103,200.00
       9,450  INTERPOOL INC                                   136,434.38
       3,600  KIMBERLY CLARK CORP                             165,150.00

      35,200  LOWES COS INC                                 1,427,800.00
      10,400  MEAD CORP                                       330,200.00
      10,400  OWENS ILL INC                                   465,400.00

      12,400  PENTAIR INC                                     527,000.00
       2,400  POTLATCH CORP                                   100,800.00
       8,800  RAYONIER INC                                    404,800.00

      11,880  ROCK-TENN COMPANY CLA                           149,242.50
      33,110  SONOCO PRODS CO                               1,001,577.50
      61,100  ST JOE CORPORATION                            1,672,612.50

      77,100  STAPLES INC                                   2,231,081.25
       4,000  U S CAN CORPORATION                              58,750.00
       6,200  UNION CAMP CORP                                 307,675.00

       6,850  UNISOURCE WORLDWIDE                              74,065.63
      12,100  WAUSAU MOSINEE PAPER CORP                       276,787.50
      10,200  WESTVACO CORP                                   288,150.00

         800  WEYERHAEUSER CO                                  36,950.00
      11,200  WILLIAMETTE INDUSTRIAL                          358,400.00

                   PRINTING AND PUBLISHING

       7,300  AMERICAN GREETINGS CL A                         371,843.75
       7,700  AMERICAN MEDIA INC CL A                          51,012.50

       1,680  APPLIED GRAPHICS TECHNOLO                        76,860.00
       9,200  BANTA CORP                                      284,050.00
      20,000  BARNES & NOBLE INC                              748,750.00

      29,400  BELO AH CORP COM SER A                          716,625.00
       6,000  BIG FLOWER HLDGS                                180,000.00
       2,300  CADMUS COMMUNICATIONS                            55,775.00

       8,600  CENTRAL NEWSPAPERS CL A                         599,850.00
       8,100  DE LUXE CORP.                                   290,081.25
      14,300  DONNELLEY RR & SONS                             654,225.00

       3,250  DONNELLY CORP                                    55,859.38

       9,600  DOW JONES & CO                                  535,200.00
       1,900  GANNETT CO., INC                                135,018.75

      28,500  GARTNER GROUP INC CL A                          997,500.00
       8,100  GOLDEN BOOKS FAMILY ENTMT                        31,134.38
         700  HARLAND JOHN H CO                                11,856.25

       9,700  HOLLINGER INTERNATIONAL                         164,900.00
       9,600  HOUGHTON MIFFLIN CO                             307,200.00
       8,200  KNIGHT-RIDDER INC                               451,512.50

      13,900  LEE ENTERPRISES INC                             425,687.50
       9,300  MAIL-WELL INC                                   201,693.75
      37,500  MARVEL ENTMT GROUP INC                           10,500.00

       9,550  MCCLATCHY NEWSPAPER CL A                        330,668.75
       8,700  MEDIA GENERAL INC                               424,125.00
       4,600  MEREDITH CORP                                   215,912.50

       9,700  NEW YORK TIMES CO CL A                          768,725.00
      60,600  READERS DIGEST CLASS B                        1,643,775.00
       5,200  SCHOLASTIC CORP                                 207,350.00

       4,700  SCIENTIFIC GAMES HLDGS                          108,100.00
       9,375  TIME WARNER INC                                 800,976.56
       9,600  TIMES MIRROR CO CL A NEW                        603,600.00

      12,300  TRIBUNE CO                                      846,393.75
       3,600  VALUE LINE INC                                  137,700.00
       3,600  WASHINGTON POST CO CL B                       2,073,600.00

      11,700  WISCONSIN CENT TRANS CORP                       255,937.50
         460  WORKFLOW MGMT INC                                 3,708.75

                   RECREATIONAL EQUIPMENT

       4,300  AMERISTAR CASINOS INC                            21,500.00
       3,100  BALLY'S TOTAL FITNESS                           111,600.00

      21,400  BOYD GAMING CORP                                123,050.00
       9,900  BRUNSWICK CORP                                  245,025.00
      23,000  CALLAWAY GOLF CO                                452,812.50

       2,200  CANNONDALE CORP                                  29,425.00
       1,147  CARLYLE INDS INC                                  1,433.75
      10,599  CHRIS CRAFT INDUS INC                           579,616.41

      18,300  COLEMAN INC NEW                                 211,593.75
       4,050  FAMILY GOLF CENTERS INC                         102,515.63
       2,000  FIRST TEAM SPORTS                                 4,000.00

         346  GART SPORTS CO                                    4,368.25
      46,900  HARLEY DAVIDSON INC                           1,817,375.00
       9,900  HARRAH'S ENTERTAINMENT                          230,175.00

      35,100  INTRNTL GAME TECH                               851,175.00
      15,700  MGM GRAND INC                                   495,531.25
       1,780  MICROPOSE INC                                     7,898.75

         800  NORTH FACE INC                                   19,200.00
       2,700  SHUFFLE MASTER INC                               24,637.50
      18,600  SUNGLASS HUT INTL INC                           205,762.50

       4,200  WEST MARINE INC                                  75,600.00

                   OTHER CONSUMER PRODUCTS

       3,900  AMERICAN SAFETY RAZOR CO                         57,037.50
      12,750  BLYTH INDS INC                                  423,937.50
       1,650  BOLLE INC                                         9,074.99

      27,800  BORDERS GROUP INC                             1,028,600.00
      30,100  CINTAS CORP                                   1,535,100.00
      10,200  CLOROX CO                                       972,825.00

       1,800  COLGATE PALMOLIVE CO                            158,400.00
       2,600  CROWN CRAFTS INC                                 39,975.00
       7,100  ECKO GROUP INC                                   55,912.50

       2,900  FAB INDS INC.                                    80,837.50

      12,200  FIRST BRANDS CORP                               312,625.00
       6,223  GENERAL CIGAR HLDGS INC B                        61,452.13

       7,100  HARCOURT GENERAL INC                            422,450.00
       2,100  MINNESOTA MNG & MFR                             172,593.75
      15,700  NEWELL CO.                                      782,056.25

      24,600  OAKLEY INC                                      319,800.00
       5,850  ONEIDA LTD.                                     179,156.25
       8,800  PRESSTEK INC                                     98,450.00

       2,175  PRICESMART INC                                   34,935.94
       8,200  PROCTER & GAMBLE CO                             746,712.50
      15,100  RUBBERMAID INC                                  501,131.25

       3,200  RUSSELL CORP                                     96,600.00
      38,300  SHAW INDUSTRIES INC                             675,037.50
       1,700  SPRINGS INDUS INC                                78,412.50

       2,626  STANDARD COMMERCIAL CORP                         28,886.00
       3,000  SUPERIOR SURGICAL                                48,750.00
       6,300  TUPPERWARE CORPORATION                          177,187.50

      11,500  UNIVERSAL CORP                                  429,812.50
       1,300  UST INC                                          35,100.00
      12,300  V F CORP                                        632,681.25

      17,200  WARNACO GROUP INC CL A                          729,925.00
      11,300  WHITMAN CORP                                    259,193.75

                   PHOTOGRAPHY

       1,200  AEP INDUSTRIES INC                               25,950.00
       3,900  CPI CORP.                                        92,868.75

       1,800  EASTMAN KODAK CO.                               131,512.50
       3,800  POLAROID CORP                                   135,137.50

                   HOUSEHOLD FURN/APPLIANCES

       4,000  ARMSTRONG WORLD IND                             269,500.00
       4,200  CHROMCRAFT REVINGTON INC                         76,125.00

       3,100  COORS ADOLPH CO CL B                            105,400.00
       3,000  CORT BUSINESS SVCS CORP                          94,500.00
       4,100  CULP INC                                         53,043.75

       9,000  DEPARTMENT 56 INC                               319,500.00
       1,000  FALCON PRODS INC                                 12,625.00
      22,300  FURNITURE BRANDS INTL INC                       625,793.75

      31,900  HANOVER DIRECT INC                              107,662.50
       3,100  HAVERTY FURNITURE COS INC                        68,587.50
      16,000  HELIG MEYERS CO                                 197,000.00

      10,000  KIMBALL INT INC CL B                            181,250.00
       8,200  LIBBEY INC                                      314,162.50
       4,730  LIFETIME HOAN CORP                               47,300.00

       9,500  MAYTAG CO                                       469,062.50
       8,300  MIKASA INC                                      105,825.00
      27,700  MILLER HERMAN INC                               673,456.25

       3,300  REX STORES CORP                                  41,662.50
      29,000  SUNBEAM CORPORATION                             300,875.00

                   RETAIL

      15,400  AUTOZONE INC                                    491,837.50
      21,300  BED BATH & BEYOND INC                         1,103,606.25

       6,100  BRADLEES INC                                        953.13
       3,000  COLE NATL CORP NEW                              120,000.00
       2,700  FINLAY ENTERPRISES INC                           65,137.50

      15,000  INTIMATE BRANDS INC                             413,437.50
       3,100  MULTIPLE ZONES INTL                               8,912.50
          75  PROFFITTS INC                                     3,028.13

         383  SCHOOL SPECIALTY INC                              6,277.08

       5,400  SPIEGAL INC CL A                                 38,812.50
      32,200  TJX COS INC (NEW)                               776,825.00

      11,800  VALUE CITY DEPT STORES                          247,800.00
       3,100  WILMAR INDS                                      79,050.00
       7,100  WINDMERE-DURABLE HOLDINGS                       254,268.75


                   APPAREL
         356  ABERCROMBIE & FITCH CL A                         15,680.58

       6,075  AMERICAN EAGLE OUTFITTERS                       234,267.19
       2,600  CHIC BY H I S INC                                20,475.00
       3,100  DECKERS OUTDOOR CORP                             21,312.50

       5,000  DONNKENNY INC DEL                                14,062.50
         210  EDISON BROS STORES WTS                              840.00
       3,195  FOOTSTAR INC                                    153,360.00

       6,200  FRUIT OF THE LOOM CL A                          205,762.50
       1,900  GADZOOKS INC                                     52,368.75
      31,600  JONES APPAREL GROUP                           1,155,375.00

       9,600  LANDS END INC.                                  303,600.00
      26,070  LIMITED INC                                     863,568.75
       6,400  LIZ CLAIBORNE INC                               334,400.00

       2,200  LOEHMANNS INC                                    10,587.50
         700  NIKE INC CL B                                    34,081.25
      11,800  NINE WEST GROUP                                 316,387.50

       2,900  NORTON MCNAUGHTON INC                            18,850.00
       5,000  QUIKSILVER INC                                   99,687.50
       3,800  STAGE STORES INC                                171,950.00

       9,600  STARTER CORP                                     27,000.00
      12,000  TALBOTS INC                                     314,250.00
       4,400  UNITED RETAIL GROUP INC                          69,850.00

         400  VANS INC                                          3,875.00
      13,400  VENATOR GROUP INC                               256,275.00
      21,600  WESTPOINT STEVENS INC                           712,800.00


                   AUDIO/VISUAL
       8,800  ACKERLEY COMMUNICATIONS                         185,900.00

       3,800  CKS GROUP INC                                    68,400.00
         400  GREY ADVERTISING INC.                           158,400.00
       4,400  MOVIE GALLERY INC                                31,900.00

       5,300  NATIONAL MEDIA CORP                               5,962.50
      19,000  OMNICOM GROUP INC                               947,625.00
       2,300  OPTICAL CABLE CORP                               23,000.00

       3,200  SINCLAIR BROADCAST GROUP                         92,000.00
       3,000  WEST COAST ENTERTAINMENT                          5,062.50

                   BROADCASTING

       5,000  ADELPHIA COMM CORP CL A                         185,625.00
       5,600  AMERICAN TELECASTING INC                          4,550.00

       1,775  CABLE MICHIGAN INC                               69,225.00
      10,400  CABLEVISION SYS CORP                            868,400.00
      19,700  CHANCELLOR MEDIA CORP /A                        978,228.13

      86,000  COX COMM INC CL A NEW                         4,165,625.00
       2,900  EMMIS BROADCASTING CORP                         138,656.25
       5,180  GAYLORD ENT CL/A                                167,055.00

         169  HEARST-ARGYLE TELEVISION                          6,760.00
       4,100  HEARTLAND WIRELESS COMM                           3,331.25
       7,100  JACOR COMMUNICATIONS INC                        418,900.00

       4,700  JONES INTERCABLE INC CL A                       117,500.00
       7,400  KING WORLD INC                                  188,700.00
       8,200  TCA CABLE TV INC                                492,000.00

       3,900  TRANSACTION NETWORK SVCS                         82,143.75

       2,400  TV FILME INC                                      7,800.00
       4,000  UNITED VIDEO SATELLITE                          158,500.00

      33,327  USA NETWORKS INC                                837,335.85
       7,900  VALUEVISION INTL INC CL A                        31,600.00
       3,000  WAVEPHORE INC                                    34,687.50


                   MISCELLANEOUS
         400  FEDDERS CORP CL A                                 2,550.00

       3,300  JOSTENS INC                                      79,612.50
       2,000  OAO TECHNOLOGY SOLUTIONS                         10,000.00
      12,465  PALL CORP                                       255,532.50

       2,700  PHP HEALTHCARE CORP                              19,912.50
      25,800  SERVICE CORP INTL                             1,106,175.00
      21,600  STARBUCKS CORP                                1,154,250.00


                           TOTAL CONSUMER PRODUCTS        $99,477,100.83


   DURABLE GOODS                                   24.22%

                   AEROSPACE-AIRCRAFT

       7,242  BOEING CO                                       322,721.63
      24,400  COLTEC INDS INC                                 484,950.00
      11,200  CORDANT TECHNOLOGIES INC                        516,600.00

       2,200  CURTISS WRIGHT CORP                              86,212.50
       3,400  FAIRCHILD CORP CL A                              68,637.50
      12,700  GENERAL DYNAMICS CORP                           590,550.00

       3,278  ICG COMMUNICATIONS                              119,851.88
      14,200  LITTON INDUS INC                                837,800.00
       1,300  LOCKHEED MARTIN CORP                            137,637.50

       6,900  M & F WORLDWIDE CORP                             68,568.75
       6,000  NORTHROP GRUMMAN CORP                           618,750.00
       6,700  OEA INC                                         107,200.00

       1,650  PRIMEX TECHNOLOGIES INC                          84,562.50
       2,600  SIMULA INC                                       42,737.50
       2,300  SPECIAL DEVICES INC                              81,362.50

      18,300  SUNDSTRAND CORP                               1,047,675.00
         800  TEXTRON INC                                      57,350.00
       1,100  UNITED TECHNOLOGIES CORP                        101,750.00


                   AGRICULTURAL MACHINERY
       1,700  CATERPILLAR INC                                  89,887.50

       1,400  DEERE & CO                                       74,025.00
       3,200  TRACTOR SUPPLY CO                                79,600.00

                   AUTOMOBILE AND PARTS

       4,700  APS HOLDING CORP CL A                             3,084.38
       7,300  ARVIN INDUST INC                                265,081.25

       7,900  BORG WARNER SEC CORP                            178,737.50
       3,700  CHRYSLER CORP                                   208,587.50
       8,000  COACHMEN INDS INC                               209,000.00

      22,700  COLLINS & AIKMAN CORP NEW                       168,831.25
       7,000  COOPER TIRE & RUBBER                            144,375.00
       3,700  COPART INC                                       85,562.50

       3,400  CUMMINS ENGINE INC                              174,250.00
      10,700  DANA CORP                                       572,450.00
       6,400  DETROIT DIESEL CORP                             138,000.00

      15,300  DONALDSON INC                                   360,506.25
       1,400  DURAKON INDS                                     15,575.00
       6,400  ECHLIN INC                                      314,000.00

       3,900  EXCEL INDS INC                                   55,818.75

       7,500  EXIDE CORP                                      126,093.75
      11,700  FEDERAL-MOGUL CORP                              789,750.00

       8,800  FORD MTR CO                                     519,200.00
       1,800  GENERAL MTRS CORP                               120,262.50
         750  GENUINE PARTS CO                                 25,921.88

      19,400  LEAR CORPORATION                                995,462.50
      12,200  MASCOTECH INC                                   292,800.00
       7,666  MERITOR AUTOMOTIVE INC                          183,984.00

       1,883  MIDAS INC                                        37,895.38
       9,800  MODINE MFG CO                                   339,325.00
       2,431  MONRO MUFFLER BRAKE INC                          38,284.31

       6,200  NAVISTAR INTL CORP NEW                          179,025.00
       2,000  OSHKOSH TRUCK CORP.                              50,000.00
       7,900  PACCAR INC                                      412,775.00

       5,050  SNAP ON TOOLS CORP                              183,062.50
      14,200  SPEEDWAY MOTORSPORTS INC                        362,987.50
       4,600  STRATTEC SECURITY CORP                          138,575.00

       9,400  SUPERIOR INDUSTRIES INTL                        264,962.50
         700  TENNECO INC                                      26,643.75
      10,300  TOP SOURCE TECH INC                              10,300.00

       1,200  TOWER AUTOMOTIVE INC                             51,450.00
       2,500  TRANSPRO INC                                     18,593.75
         500  TRW INC                                          27,312.50

       5,900  VICORP RESTAURANTS                               90,712.50
      26,200  VIKING OFFICE PRODS INC                         822,025.00
       7,700  WESTINGHOUSE AIR BRAKE CO                       203,087.50


                   ELECTRICAL
       2,400  ADFLEX SOLUTIONS INC                             21,300.00

       3,250  AFC CABLE SYSTEMS INC                           115,375.00
       1,000  AMP INC                                          34,375.00
         200  BARNETT INC                                       4,050.00

       2,200  BOLDER TECHNOLOGIES CORP                         27,500.00
       2,400  C&D TECHNOLOGY INC                              139,200.00
       6,400  C-CUBE MICROSYSTEMS INC                         118,800.00

       2,800  CHERRY CORP CL A                                 44,100.00
       5,200  CIDCO INC                                        24,050.00
       2,700  EMERSON ELEC CO                                 162,843.75

       4,725  ENCORE WIRE CORP                                 76,190.63
      17,600  EXECUTONE INFORMATION SYS                        35,200.00
       2,300  FRANKLIN ELEC. INC.                             156,400.00

       5,000  GASONICS INTL CORP                               35,000.00
       9,800  GRAINGER W W INC                                488,162.50
         500  HONEYWELL INC                                    41,781.25

      20,700  HUBBELL INC CL B                                861,637.50
       3,500  INSILCO CORP NEW                                155,312.50
      25,800  INTEGRATED DEVICE TECH                          184,631.25

       7,200  LEVEL ONE COMMUNICATIONS                        169,200.00
       7,400  LITTLEFUSE INC                                  186,850.00
       8,100  MAGNETEK INC                                    127,575.00

       2,100  MERIX CORP                                       20,868.75
       8,400  RAYCHEM CORP                                    248,325.00
       3,000  THERMO ECOTEK CORP                               46,875.00

       5,600  THOMAS & BETTS CORP                             275,800.00
         700  ULTRALIFE BATTERIES INC                           5,950.00
       3,900  WOODHEAD INDS INC                                59,962.50


                   ELECTRONICS
       6,500  ACTEL CORPK                                      69,875.00

       3,200  ADVANCED LIGHTING TECH                           74,400.00

      14,400  ADVANCED MICRO-DEVICES                          245,700.00
       7,000  AFFINITY TECH GRP                                 5,906.25

      14,100  ALLIANCE SEMICONDUCTOR                           49,790.63
       5,700  ALTRON INC                                       73,387.50
      29,300  AMERICAN POWER CONVERSION                       879,000.00

       3,500  AMERICAN SUPERCONDUCTOR                          42,000.00
       1,003  AMPHENOL CORP CL/A                               39,117.00
      49,900  ANALOG DEVICES INC                            1,225,668.75

      36,000  APPLIED MATLS INC                             1,062,000.00
      30,300  ARROW ELECTRONICS INC                           659,025.00
       5,800  ASPEN TECHNOLOGY INC                            292,900.00

      30,700  ATMEL CORP.                                     418,287.50
      19,100  AURA SYS INC.                                    37,006.25
      12,300  AVNET INC                                       672,656.25

      29,300  AVX CORP                                        470,631.25
      17,000  BEC ENERGY                                      705,500.00
       3,900  CELLULAR COMM INTL INC                          194,512.50

       2,866  CHYRON CORPORATION                               10,568.38
       2,300  CINCINNATI MICROWAVE INC                             23.00
     103,000  CISCO SYS INC                                 9,482,437.50

       7,300  CLECO CORP                                      217,175.00
       4,600  COHERENT COMMUNICATIONS S                       215,337.50
       3,500  COHU INC                                         85,093.75

       8,100  COMPUTER NETWORK TECH                            37,462.50
       2,500  CORNERSTONE IMAGING INC                          18,281.25
       9,700  CREDENCE SYSTEMS CORP                           184,300.00

       3,300  CUBIC CORP.                                      78,787.50
      28,200  CYPRESS SEMINCONDUCTOR                          234,412.50
      21,250  DIEBOLD INC                                     613,593.75

       2,300  DSP GROUP INC                                    45,425.00
       2,800  E G & G INC                                      84,000.00
       3,200  EIS INTERNATIONAL INC                            17,200.00

       2,500  ELECTRO SCIENTIFIC INDS                          78,906.25
      18,400  ELECTRONICS FOR IMAGING                         388,700.00
         500  ELTRON INTL INC                                  13,750.00

       3,400  EMERSON RADIO CORP                                1,700.00
       5,000  ESTERLINE TECHNOLOGIES CO                       102,812.50
       4,300  EXAR CORP.                                       90,300.00

      22,400  FORE SYSTEMS INC                                593,600.00
       2,600  FRANKLIN ELECTRONIC PUBLI                        26,000.00
       2,900  FUSION SYSTEMS -CVR                                 181.25

      15,016  GENERAL ELECTRIC CO                           1,366,456.00
      15,100  GENERAL INSTRUMENT CORP                         410,531.25
       8,400  GENERAL MAGIC INC                               103,425.00

          88  GENERAL MILLS INC                                 6,017.00
      32,900  GENERAL MOTORS CL H                           1,550,412.50
       6,800  GENRAD INC                                      134,300.00

       5,500  GENUS INC                                         5,500.00
       2,700  GTI CORP                                          7,593.75
       5,900  HOLOPHANE CORP                                  150,450.00

       8,000  IDENTIX INC                                      51,000.00
      12,473  IMATION CORP                                    206,584.06
         700  INFORMATON STORAGE DEVICE                         3,675.00

       5,900  INTEGRATED SILICON SOL                           41,300.00
      16,200  INTEL CORP                                    1,200,825.00
       2,500  ITI TECHNOLOGIES INC                             70,781.25

       8,200  JOHNSON CTLS INC                                467,912.50
      13,100  KENETECH CORP                                     4,192.00
       8,000  KLA INSTRUMENTS CORP                            221,500.00

       3,400  KOPIN CORP                                       65,450.00

      11,690  LAM RESH CORP.                                  223,571.25
       3,800  LEXMARK INTL GROUP INC                          231,800.00

      23,400  LINEAR TECHNOLOGY CORP                        1,411,312.50
      14,200  LSI LOGIC CORP                                  327,487.50
      11,800  LTX CORP                                         57,893.75

       2,475  LUMEN TECHNOLOGIES INC                           21,965.63
      13,100  MACROMEDIA INC                                  244,806.25
       5,100  MATTSON TECHNOLOGY INC                           26,775.00

      40,000  MAXIM INTEGRATED PRODS                        1,267,500.00
      20,100  MENTOR GRAPHICS                                 212,306.25
       5,200  MICREL INC                                      169,000.00

       4,400  MICRO LINEAR CORP                                20,075.00
      21,400  MICRON TECH                                     530,987.50
       3,000  MICROTEST INC                                    13,687.50

      48,231  MOLEX INC                                     1,205,775.00
       3,800  MOTOROLA INC                                    199,737.50
       2,500  MRV COMMUNICATIONS INC                           51,875.00

      10,000  MTS SYS CORP.                                   160,625.00
      16,500  NATIONAL SEMICONDUCTOR                          217,593.75
      31,400  NEXTEL COMM INC CL A                            781,075.00

       8,000  NIMBUS CD INTERNATIONAL                          91,000.00
      52,100  NOISE CANCELLATION TECH                          35,818.75
      14,600  OAK TECHNOLOGY INC                               66,612.50

      24,100  OIS OPTICAL IMAGING SYS                          22,593.75
         900  OPTI INC                                          6,075.00
       4,600  PERKIN ELMER CORP                               286,062.50

       4,200  PRI AUTOMATION INC                               71,662.50
       3,500  PSC INC                                          31,718.75
      38,200  QUANTUM CORP                                    792,650.00

         620  RADIUS INC                                        1,511.25
           0  RAYTHEON CO CL A                                     11.93
      34,100  RAYTHEON CO CL B                              2,016,162.50

       4,200  RECOTON CORP                                    140,700.00
       5,400  ROBOTIC VISION SYSTEMS                           24,975.00
       2,200  ROGERS CORP                                      72,600.00

      10,000  SAFEGUARD SCIENTIFICS INC                       416,875.00
       4,900  SEMITOOL INC                                     40,118.75
      22,900  SENSORMATIC ELEC CORP                           320,600.00

      10,700  SILICON VALLEY GROUP INC                        171,868.75
       1,100  SILICONIX INC                                    26,950.00
       3,400  SIPEX CORP                                       73,100.00

      34,600  SOLECTRON CORP                                1,455,362.50
       2,500  SPEEDFAM INTL INC                                46,093.75
       4,500  SUPERTEX INC                                     54,562.50

      19,350  SYMBOL TECHNOLOGIES                             730,462.50
       2,100  TECH SYM CORP                                    58,406.25
       5,050  TEKTRONIX INC                                   178,643.75

      25,700  TERADYNE INC                                    687,475.00
      39,300  TEXAS INSTRUMENTS                             2,291,681.25
       5,400  THERMO CARDIOSYSTEMS                            122,850.00

       2,100  THORN APPLE VALLEY                               16,800.00
      22,700  TIG HOLDINGS INC                                522,100.00
      26,400  TRUSTMARK CORP                                  579,150.00

       9,300  VARIAN ASSOCIATES                               362,700.00
      20,860  VISHAY INTERTECHNOLOGY                          374,182.53
       8,600  WATERS CORP                                     506,862.50

       4,600  XICOR INC                                         8,050.00
      18,600  ZENITH ELECTRONICS CRP                            5,580.00

                   INDUSTRIAL MACHINERY


       2,300  AEROQUIP-VICKERS INC                            134,262.50
      19,600  AGCO CORP                                       403,025.00

      23,600  AIR PRODS & CHEMS INC                           944,000.00
       7,500  ALLIED PRODUCTS CORP COM                        158,906.25
       2,500  BRIGGS & STRATTON CORP                           93,593.75

       7,400  CASE CORP                                       357,050.00
       3,750  CHART INDS INC                                   89,531.25
       3,400  CINCINNATI MILACRON INC                          82,662.50

      24,800  CORRECTIONS CORP AMER                           582,800.00
       5,800  DII GROUP INC                                    98,962.50
      22,500  DOVER CORP                                      770,625.00

       1,900  DT INDUSTRIES INC                                46,075.00
       8,696  FLOWSERVE CORP                                  214,139.00
       3,400  FOSTER WHEELER CORP                              72,887.50

       4,000  GLEASON CORP                                    112,500.00
       4,000  HARNISCHFEGER INDUS INC                         113,250.00
      19,000  IMATRON INC                                      52,250.00

      16,350  INGERSOLL RAND CO                               720,421.88
       4,900  INTEGRATED PROCESS EQUIP                         55,125.00
      10,350  MILLER INDUSTRIES INC                            80,212.50

       5,900  NORDSON CORP.                                   277,300.00
       4,700  OSMONICS INC                                     56,400.00
       4,100  PARK OHIO HLDGS CORP                             75,850.00

      20,800  ROCKWELL INTL CORP W/I                          999,700.00
       3,200  SEQUA CORP CL A                                 213,600.00
      10,900  STEWART & STEVENSON SVSC                        196,200.00

      11,600  TELEFLEX INC.                                   440,800.00
       1,600  THERMO POWER CORPORATION                         16,800.00
       5,600  UNOVA INC                                       120,400.00

      12,800  YORK INTL CORP NEW                              557,600.00

                   OFFICE EQUIPMENT AND SUPPLIES

       9,600  3DO CO                                           30,300.00
       3,600  7TH LEVEL INC                                    14,962.50
      60,000  AMERICA ONLINE INC                            6,360,000.00

       5,800  AMERICAN BUS PROD INC.                          118,900.00
       6,800  AMERICAN PAD & PAPER CO N                        30,600.00
       4,000  ANSYS INC                                        39,500.00

       5,900  APPLIED INNOVATION INC                           58,631.25
       2,800  ASPECT DEVELOPMENT INC                          211,750.00
      10,000  BLACK BOX CORP                                  331,875.00

       3,400  BOISE CASCADE OFFICE PROD                        52,700.00
       4,900  BROADVISION INC                                 116,987.50
      10,200  BT OFFICE PRODUCTS INTL                         137,700.00

       3,400  CASINO DATA SYS                                   9,137.50
       7,200  CERIDIAN CORP                                   423,000.00
       2,875  CHAMPION INDUSTRIES INC/W                        34,500.00

       2,800  COMPUTER MGMT SCIENCES                           66,500.00
       4,100  CSS INDUSTRIES                                  134,275.00
       2,600  CYBERCASH INC                                    31,687.50

       3,000  DAISYTEK INTERNATIONAL CO                        76,312.50
         800  DIGITAL LINK CORP                                 6,200.00
       2,500  ELCOM INTL INC                                    9,218.75

       5,400  ENNIS BUSINESS FORMS                             62,775.00
       3,600  EXCALIBUR TECHNOLOGIES                           39,600.00
      15,000  GATEWAY 2000 INC                                759,375.00

       5,900  GENERAL BINDING                                 217,193.75
       4,200  GENERAL SIGNAL CORP                             151,200.00
       5,100  GEOWORKS                                         17,850.00

       7,800  HARRIS CORP-DEL                                 348,562.50

      19,800  HON INDS INC                                    673,200.00
       5,800  HUNT CORPORATION                                137,387.50

       2,800  IBM COMMON                                      321,475.00
      13,100  IKON OFFICE SOLUTIONS                           190,768.75
      16,600  INTERGRAPH CORP                                 142,137.50

      15,400  INTUIT INC                                      943,250.00
      21,100  KEANE INC                                     1,181,600.00
       1,600  MANUGISTICS GROUP INC                            39,600.00

       1,700  MAPINFO CORP                                     18,275.00
      11,200  MICRO WAREHOUSE INC                             173,600.00
       5,800  MICROS SYS INC                                  191,943.75

       2,900  MICROTOUCH SYS INC                               53,831.25
       5,300  NEOSTAR RETAIL GROUP INC                             53.00
       7,600  NU-KOTE HLDG INC CL A                             3,087.50

       8,000  OBJECTIVE SYS INTEGRATORS                        59,000.00
       6,100  ODS NETWORKS INCORPORATED                        39,650.00
      48,700  OFFICE DEPOT INC                              1,537,093.75

      38,200  OFFICEMAX INC                                   630,300.00
       2,400  PERCEPTRON INC                                   28,800.00
       1,100  PITNEY BOWES INC                                 52,937.50

       8,500  RACOTEK INC                                      23,375.00
      24,300  REYNLDS&REYNLDS CO CL A                         441,956.25
       9,400  SECURITY DYNAMICS TECH                          173,900.00

       9,500  STANDARD REGISTER                               336,062.50
       5,700  SUBMICRON SYS CORP                                5,700.00
       7,000  SYSTEMSOFT CORP                                  10,500.00

       3,168  THERMOLASE CORP (NEW)                            51,480.00
       3,600  UNITED TELEVISION INC.                          412,200.00
         863  US OFFICE PRODUCTS CO                            16,818.75

       3,500  VIDEOSERVER INC                                  42,875.00
       6,200  VWR SCIENTIFIC PROD CORP                        152,675.00
      13,300  WALLACE COMPUTER SVCS                           315,875.00

       7,425  WIND RIVER SYSTEMS INC                          266,371.88
       1,400  XEROX CORP.                                     142,275.00

                   RUBBER

       3,600  BANDAG INC                                      140,400.00
      10,200  CARLISLE COS INC                                439,237.50

       9,040  GOODRICH B F CO                                 448,610.00
         600  GOODYEAR TIRE & RUBBER                           38,662.50
      10,000  STONE CONTAINER                                 156,250.00


                   OTHER DURABLE GOODS
       2,400  AG CHEM EQUIP INC                                53,100.00

       3,600  ALLIED-SIGNAL INC                               159,750.00
      10,900  AMETEK INC (NEW)                                319,506.25
       9,500  BECKMAN COULTER INC                             553,375.00

       7,600  BORG-WARNER AUTOMOTIVE                          365,275.00
       2,200  COLUMBUS MCKINNON CORP                           57,200.00
       1,600  CORNING INCORPORATED                             55,600.00

       3,700  CRANE CO                                        179,681.25
       5,900  HARMAN INTL INDS INC NEW                        227,150.00
       5,650  HUSSMAN INTL INC                                105,937.50

      25,200  ILLINOIS TOOL WORKS                           1,680,525.00
       3,767  IMC GLOBAL INC  WTS                               9,416.67
      11,000  KAYDON CORP.                                    388,437.50

       3,600  MILLIPORE CORP                                   98,100.00
       3,400  NEWPORT NEWS SHIPBUILDING                        90,950.00
       5,300  OWENS CORNING                                   216,306.25

       1,500  PENN ENGINEERING & MFG                           36,937.50

         500  PENN ENGINEERING & MFG CO                        10,125.00
       7,500  PRECISION CASTPARTS                             400,312.50

       2,300  ROCKSHOX INC                                      9,200.00
       1,566  SONOSIGHT INC                                    11,451.38
       2,600  STARRETT LS CO CL A                             102,700.00

       1,500  STIMSONITE CORP                                  11,250.00
       7,100  TECUMSEH PROD CO CL A                           374,968.75
       6,400  THERMEDICS INC.                                  79,200.00

       3,500  THOMASTON MILLS CL A                             20,562.50
       6,300  TIMKEN CO                                       194,118.75
      14,000  TRINITY INDS INC.                               581,000.00

      19,000  UNIFI INC                                       650,750.00

                   COMPUTERS AND SOFTWARE

      18,100  ACCLAIM ENTERTAINMENT                           107,468.75
       2,000  ACT NETWORKS INC                                 17,500.00
       1,700  ACTIVE VOICE CORP                                17,850.00

       6,700  ADOBE SYSTEMS INC                               284,331.25
       7,800  AMERICAN BUS INFO CL/A                          118,950.00
       7,800  AMERICAN BUS INFO INC                           124,800.00

       4,900  APERTUS TECHNOLOGIES INC                          5,512.50
      13,400  APPLE COMPUTER INC                              384,412.50
       3,100  ARDENT SOFTWARE                                  42,625.00

       5,200  ARTISOFT INC.                                    14,300.00
       5,102  AUTODESK INC                                    197,064.75
       2,000  AUTOMATIC DATA PROC                             145,750.00

         138  AXHIOM TRANSACT SOLUTIONS                         1,414.50
         690  AZTEC TECHNOLOGY PARTNERS                         5,261.25
       6,900  BELL & HOWELL COMPANY                           178,106.25

      62,600  BMC SOFTWARE INC                              3,251,287.50
       3,400  BOCA RESEARCH INC                                15,300.00
       3,000  BROADWAY & SEYMOUR INC                           16,875.00

       9,400  CABLETRON SYS INC                               126,312.50
       3,700  CACI INTERNTL INC CL A                           77,931.25
      47,500  CADENCE DESIGN SYS INC                        1,484,375.00

       4,700  CAERE CORP                                       61,687.50
       2,200  CCC INFO SERV GROUP                              36,300.00
       7,500  CDW COMPUTER CENTERS INC                        375,000.00

       7,800  CELLULAR TECHNICAL SVCS I                         3,656.25
       4,400  CENTURA SOFTWARE CORP                             7,150.00
      21,400  CIRRUS LOGIC INC                                238,075.00

      22,761  COMPAQ COMPUTER CORP                            645,843.38
      15,800  COMPUCOM SYS INC                                102,700.00
      55,000  COMPUTER ASSOC INTL INC                       3,055,937.50

       7,800  COMPUTER HORIZONS CORP                          289,087.50
      12,638  COMPUTER SCIENCES CORP                          808,832.00
      55,600  COMPUWARE CORP COM                            2,842,550.00

       3,500  COMSHARE INC                                     27,343.75
      22,300  COPYTELE INC                                     50,175.00
       2,100  CYBERGUARD CORP                                  20,212.50

       4,700  DATA GENL CORP                                   70,206.25
      64,900  DELL COMPUTER CORP                            6,023,531.25
       3,900  DENDRITE INTERNATIONAL                          146,737.50

      12,900  DIAMOND MULTIMEDIA SYS                           88,284.38
       2,000  DOCUCORP INTL W I                                13,125.00
       9,600  DST SYSTEMS INC                                 537,600.00

       5,200  EDIFY CORP                                       52,650.00
      18,620  ELECTRONIC ARTS INC                           1,005,480.00
     156,500  ELECTRONIC DATA SYSTEMS                       6,260,000.00

      50,100  EMC CORP.                                     2,245,106.25

       1,400  EMULEX CORP                                       8,312.50
       5,200  EVANS & SUTHERLAND                              130,975.00

         600  EXPERT SOFTWARE INC                               2,475.00
      45,000  FIRST DATA CORP                               1,499,062.50
       9,300  FTP SOFTWARE INC                                 15,693.75

      10,900  GT INTERACTIVE SOFTWARE                          82,090.63
      43,280  HBO & CO                                      1,525,620.00
       6,000  HEWLETT PACKARD CO                              359,250.00

         600  IDT CORP                                         18,037.50
       9,200  INFOR RESOURSE INC                              170,200.00
      47,000  INFORMIX CORP                                   371,593.75

       6,400  INFOSEEK CORP                                   229,600.00
      13,056  INPRISE CORP                                     96,288.00
       7,100  INTERSOLV INC.                                  114,043.75

      82,700  IOMEGA CORP                                     485,862.50
      13,500  JTS CORPORATION                                     810.00
       3,000  KEY TRONIC CORP                                   8,250.00

       4,000  LYCOS INC                                       301,500.00
       4,900  MAC NEAL SCHWENDLER CORP                         48,081.25
       4,000  MAPICS INC                                       78,750.00

       2,000  MARCAM SOLUTIONS                                 36,000.00
       5,700  MAY AND SPEH INC                                113,287.50
       2,297  METACREATIONS CORP                               10,623.63

      27,800  MICRON ELECTRONICS INC                          335,337.50
     238,200  MICROSOFT CORP                               25,814,925.00
         700  MICROWARE SYSTEMS CORP                            3,237.50

       5,600  MYLEX CORP                                       37,800.00
       2,100  NATIONAL TECHTEAM INC                            21,000.00
      10,625  NCR CORP                                        345,312.50

      14,400  NETMANAGE INC                                    43,200.00
      22,140  NETSCAPE COMMUNICATIONS                         599,163.75
       5,900  NETWORK COMPUTING DEVICES                        47,937.50

       4,100  NETWORK PERIPHERALS INC                          20,756.25
      22,612  NETWORKS ASSOCIATES INC                       1,082,549.50
      34,500  NOVELL INC                                      439,875.00

       2,500  ONEWAVE INC                                       6,250.00
      98,025  ORACLE CORPORATION                            2,407,739.06
      28,456  PARAMETRIC TECHNOLOGY                           771,869.00

       4,700  PC DOCS GROUP INTL INC                           30,843.75
      62,000  PEOPLESOFT INC                                2,914,000.00
       4,900  PHOENIX TECHNOLOGIES LTD                         62,475.00

       2,100  PITTWAY CORP                                    160,125.00
       8,300  PIXAR INC                                       501,112.50
       4,700  PLANAR SYS INC                                   49,350.00

       8,100  PMC - SIERRA INC                                379,687.50
      11,800  POLICY MGMNT SYS CORP                           463,150.00
       3,000  PRINTRONIX INC                                   48,000.00

       8,400  PSINET INC                                      109,200.00
       4,700  QRS CORP                                        176,837.50
       4,100  QUICKTURN DESIGN SYSTEMS                         29,981.25

       2,200  RAINBOW TECHNOLOGIES INC                         45,100.00
      11,789  RATIONAL SOFTWARE CORP                          179,782.25
      11,700  SANTA CRUZ OPERATION INC                         55,575.00

      24,500  SEAGATE TECHNOLOGY INC                          583,406.25
      11,100  SEQUENT COMP SYS INC                            133,893.75
       1,900  SHARED MEDICAL SYS CORP                         139,531.25

      10,000  SHIVA CORP                                       83,750.00
         160  SIEBEL SYSTEMS                                    5,160.00
      19,000  SILICON GRAPHICS                                230,375.00

         200  SMART MODULAR TECHNO                              2,925.00

       2,800  SPYGLASS INC                                     32,025.00
       8,500  STAC INC                                         36,656.25

      33,800  STORAGE TECH CRP PAR $.01                     1,466,075.00
       5,000  STORMEDIA INC                                     9,687.50
       7,700  STRATUS COMPUTER INC                            195,387.50

       9,900  STREAMLOGIC CORP                                    154.69
      10,700  STRUCTURAL DYNAMICS                             247,437.50
      31,100  SUNGARD DATA SYSTEMS                          1,193,462.50

       2,700  SUNQUEST INFORMATION SYS                         24,637.50
      25,000  SYBASE INC                                      174,218.75
      18,100  SYMANTEC CORP                                   472,862.50

      14,243  SYNOPSYS INC                                    651,617.25
       4,000  SYQUEST TECHNOLOGY INC                            5,875.00
      10,200  SYSTEMS & COMPUTER TECH                         275,400.00

      35,825  THREE COM CORP                                1,099,379.69
      22,050  TOTAL SYSTEMS SERVICE                           463,050.00
       4,000  TRIDENT MICROSYSTEMS INC                         21,250.00

       5,100  UNISYS CORP                                     144,075.00
       1,000  USDATA CORPORATION                                4,875.00
       6,750  VERITAS SOFTWARE CO                             279,281.25

       1,900  WANDEL & GOLTERMANN TECH                         28,618.75
      11,900  WANG LABS INC NEW                               302,706.25
      33,200  WESTERN DIGITAL CORP                            392,175.00

       2,300  XCELLENET INC                                    51,606.25
      23,800  XILINX INC                                      809,200.00

                   HOUSEHOLD FURN/APPLIANCES

       2,300  BUSH INDS INC CL A                               50,025.00
         500  DIAMOND HOME SERVICES INC                         2,500.00

      13,350  LANCASTER COLONY  CORP                          505,631.25
      59,200  LEGGETT & PLATT INC                           1,480,000.00
       6,200  O'SULLIVAN INDS HLDGS INC                        86,800.00

       7,500  WHIRLPOOL CORP                                  515,625.00

                   TELECOMMUNICATIONS

      41,100  ADC TELECOMM INC                              1,501,434.38
      14,500  ADTRAN INC                                      378,812.50
      57,700  AIRTOUCH COMMUNICATIONS                       3,371,843.75

       8,600  AMERICAN MOBILE SATELLITE                        83,850.00
       2,070  AMERICAN TOWER SYS CORP                          51,620.63
       8,950  ANDREW CORP                                     161,659.38

       7,800  ANTEC CORP                                      180,862.50
       3,600  APPLIED DIGITAL ACCESS                           18,000.00
       9,900  ASSOCIATED GROUP CL A                           405,900.00

      13,500  ASSOCIATED GROUP CL B                           536,625.00
       3,200  BRITE VOICE SYS INC                              36,400.00
      21,300  CELLSTAR CORP                                   275,568.75

      45,900  COMDISCO                                        872,100.00
       4,733  COMMONWEALTH TELEPHONE EN                       124,832.88
       3,400  COMMUNICATIONS SYSTEM INC                        54,400.00

      11,400  DSC COMMUNICATIONS                              342,000.00
      12,800  DSP COMMUNICATIONS INC                          176,000.00
       1,200  EXCEL COMMUNICATIONS INC                         27,525.00

       7,300  GENERAL DATACOMM INDS INC                        36,500.00
      21,300  GLENAYRE TECHNOLOGIES INC                       228,975.00
       5,200  INTELIDATA TECHNOLOGIES                           5,037.50

       7,600  IXC COMMUNICATIONS INC                          368,600.00
      19,433  LORAL SPACE & COMM LTD                          548,982.25
       9,112  LUCENT TECHNOLOGIES INC                         758,004.50

      11,800  MCLEOD INC. CL A                                458,725.00

      55,300  MEDIAONE GROUP INC (NEW)                      2,429,743.75
       3,700  MICRODYNE CORP                                   16,650.00

      11,000  MOBILEMEDIA CORP                                  1,100.00
       2,200  NATURAL MICROSYSTEMS CORP                        35,200.00
      14,900  NTL INCORPORATED                                797,150.00

       2,900  ONEWORLD SYSTEMS INC                              1,812.50
         200  P-COM INC                                         1,831.25
       2,400  PACIFIC GATEWAY EXCHANGE                         96,150.00

      10,854  PANAMSAT CORPORATION /NEW                       617,321.25
         800  POWERTEL INC                                     14,800.00
       6,400  PREMISYS COMMUNICATIONS                         159,200.00

      19,600  QUALCOMM INC                                  1,101,275.00
      14,200  RCN CORPORATION                                 275,125.00
      19,100  ROHN INDUSTRIES INC                              89,531.25

       4,300  SALIENT 3 COMMUNICATIONS                         39,237.50
       7,900  SCIENTIFIC-ATLANTA                              200,462.50
       2,200  SITEL CORP                                       14,575.00

      19,800  SKYTEL COMMUNICATIONS INC                       463,443.75
       3,600  TELCO SYSTEMS INC                                51,075.00
         700  TELE-COMMUNICATIONS INTL                         14,065.63

      18,400  TELEPHONE & DATA SYS INC                        724,500.00
       3,818  TELEPORT COMMUNICATIONS                         207,126.50
       3,400  U.S. CELLULAR CORP                              104,550.00

      12,400  VANGUARD CELLULAR SY CL A                       234,050.00
       9,100  WINSTAR COMMUNICATIONS                          390,731.25

                   MISCELLANEOUS

       2,800  ABC RAIL PRODUCTS                                48,300.00
       6,200  ACX TECHNOLOGIES INC                            134,850.00

      27,500  ALTERA CORP                                     812,968.75
      14,900  ALUMAX INC                                      690,987.50
       3,400  ASYST TECHNOLOGIES INC                           42,925.00

       7,000  AVIALL INC NEW                                   95,812.50
       9,600  BLACK & DECKER CORP                             585,600.00
       5,800  CASCADE CORP.                                   105,850.00

      17,600  DENTSPLY INTL INC                               440,000.00
       7,700  FSI INTL INC                                     74,593.75
      10,100  FURON CO                                        183,062.50

      11,000  GENCORP INC                                     277,750.00
       5,700  GORMAN RUPP CO.                                 103,312.50
       7,308  HALTER MARINE GROUP INC                         110,076.75

      29,300  INTL SPECIALTY PRODUCTS                         545,712.50
      11,900  ITT INDS INC                                    444,762.50
      34,800  JEFFERSON SMURFIT CORP                          547,012.50

       2,000  JOHNSTOWN AMER INDS INC                          34,750.00
       8,100  LOJACK CORP                                     100,743.75
      19,529  MARK IV INDUSTRIES INC                          422,314.63

       6,600  MATTHEWS INTL CORP                              162,112.50
      11,100  PARKER HANNIFIN CORP                            423,187.50
       8,800  SOFAMOR/DANEK GROUP                             761,750.00

       2,900  SPECTRIAN CORP                                   46,943.75
       8,900  STANLEY WORKS                                   369,906.25
      16,000  THERMO ELECTRON CORP                            547,000.00

       4,600  THERMO FIBERTEK INC                              47,437.50
       3,400  WHITE RIVER CORP                                307,700.00


                               TOTAL DURABLE GOODS       $214,053,221.30

   FINANCIAL                                       23.15%



                   BANKS

      10,500  AMERICREDIT CORP                                374,718.75
      65,925  AMSOUTH BANCORP                               2,591,676.56
       1,056  BANC ONE CORP                                    58,949.16

      15,800  BANCORPSOUTH INC                                331,800.00
       7,312  BANK GRANITE CORP                               230,328.00
       2,300  BANK NEW YORK INC                               139,581.25

       3,600  BANK UNITED CORP-CL A                           172,350.00
       3,300  BANKAMERICA CORP                                285,243.75
       2,224  BANKBOSTON CORPORATION                          123,710.00

      10,256  BB&T CORPORATION                                693,562.00
       3,000  BSB BANCORP INC                                  90,750.00
       4,400  CATHAY BANCORP INC                              204,600.00

       6,400  CHASE MANHATTAN CORP NEW                        483,200.00
       3,638  CHEMICAL FINL CORP                              155,307.80
       4,843  CHITTENDEN CORP                                 169,505.00

      17,700  CINCINNATI FINANCIAL CORP                       679,237.50
       1,900  CITICORP                                        283,575.00
      10,950  CITIZENS BANKING                                368,193.75

      14,500  CITY NATL CORP                                  535,593.75
       5,953  CNB BANCSHARES INC                              285,744.00
      11,200  COLONIAL BANCGROUP                              361,200.00

      37,162  COMMERCE BANCSHARES                           1,813,970.13
       6,800  COMMUNITY FIRST BANKSHARE                       178,075.00
       3,190  COMMUNITY TRUST BANCORP                         106,067.50

      21,450  COMPASS BANCSHARES INC                          967,931.25
       5,700  CORUS BANKSHARES INC                            229,425.00
       6,000  CPB INC                                         112,500.00

      34,018  CRESTAR FINCL CORP                            1,856,107.13
       5,280  CVB FINL CORP                                   128,040.00
      32,000  DIME BANCORP INC NEW                            958,000.00

         420  F & M BANCORP MD                                 18,716.25
       6,300  F & M NATL CORP                                 182,700.00
      27,118  FIFTH THIRD BANCORP COM                       1,708,434.00

      21,400  FIRST AMERICAN CORP                           1,029,875.00
       1,200  FIRST CHICAGO NBD CORP                          106,350.00
       4,900  FIRST CITIZENS BCSHS                            490,306.25

       7,600  FIRST COMWLTH FINL CORP                         214,700.00
      11,374  FIRST FINL BANCORP                              294,302.25
      22,300  FIRST HAWAIIAN INC                              811,162.50

       4,800  FIRST INDIANA CORP                              125,400.00
       3,500  FIRST MIDWEST BANCORP DEL                       153,890.63
      53,550  FIRST SEC CORP DEL                            1,146,304.69

       5,225  FIRST SOURCE CORP                               186,793.75
      39,500  FIRST TENN NATL CORP                          1,246,718.75
      31,633  FIRST UNION CORP                              1,842,640.31

       2,415  FIRST UNITED CORP                                48,300.00
      16,050  FIRST VIRGINIA BANKS                            820,556.25
       6,150  FIRST WESTERN BANCORP                           181,040.63

      44,600  FIRSTAR CORP                                  1,694,800.00
       6,900  FIRSTBANK ILL CO                                289,800.00
       3,800  FIRSTFED FINL CORP DEL                          197,600.00

       2,800  FLEET FINANCIAL GROUP INC                       233,800.00
      16,638  FULTON FINL CORP PA                             422,176.56
       4,255  HANCOCK HLDG CO                                 225,515.00

      12,600  HARRIS FINANCIAL INC                            277,200.00
       4,650  HERITAGE FINL SVCS INC                          159,843.75
      40,400  HIBERNIA CORP CL A                              815,575.00

       1,300  HUNTINGTON BANCSHARES INC                        43,550.00


      11,880  IMPERIAL BANCORP                                356,400.00
      11,600  IMPERIAL CR INDS INC                            272,600.00

       1,800  INVESTORS FINANCIAL SVC                          95,400.00
       5,200  IRWIN FINANCIAL CORP                            151,125.00
       1,900  KEYCORP                                          67,687.50

       2,100  MAINSTREET BANKGROUP INC                         61,950.00
      30,400  MARSHALL & ILSLEY CORP                        1,552,300.00
       3,075  MBNA CORP                                       101,475.00

       2,100  MELLON BANK CORP                                146,212.50
      16,100  MERCANTILE BANCORP INC                          811,037.50
      22,150  MERCANTILE BANKSHARES                           771,096.88

       4,100  MERCER INTL INC SBI NEW                          40,871.88
       3,000  MERCHANTS NY BANCORP INC                        111,000.00
       7,502  MID AM INC                                      189,425.50

       4,349  MID AMER BANCORP                                140,798.88
         500  MORGAN J P & CO                                  58,562.50
      10,400  NATIONAL BANCORP ALASKA                         321,100.00

       2,528  NATIONAL CITY BANCORP                            84,056.00
      13,025  NATIONAL CITY CORP                              924,775.00
      17,300  NATIONAL COMM BANCORP                           724,437.50

       6,860  NATIONAL PENN BANCSHARES                        233,240.00
       7,583  NATIONSBANK CORP                                580,133.01
       3,674  NBT BANCORP INC                                  93,227.75

      41,643  NORTH FORK BANCORP INC NY                     1,017,650.81
      12,000  NORTHERN TRUST CO                               915,000.00
       4,800  NORWEST CORP                                    179,400.00

      30,473  OLD KENT FINL CORP                            1,096,079.32
      12,789  OLD NATL BANCORP IND                            610,674.75
       9,687  ONE VALLEY BANCORP INC                          352,364.63

      24,800  PACIFIC CENTURY FINL CORP                       595,200.00
       3,200  PARK NATL CORP                                  323,000.00
       8,300  PENNCORP FINL GROUP INC                         170,150.00

      19,400  PEOPLES BANK BRIDGEPORT                         671,725.00
       1,200  PINNACLE BANC GROUP INC                          39,900.00
      39,900  POPULAR INC                                   2,653,350.00

       6,483  PROVIDENT BANKSHARES CORP                       191,239.65
      41,614  REGIONS FINANCIAL CORP                        1,708,774.88
       7,381  REPUBLIC BANCORP INC                            139,316.38

       9,600  REPUBLIC NEW YORK CORP                          604,200.00
       3,400  S & T BANCORP INC                               187,850.00
      46,371  SOUTHTRUST CORP                               2,017,138.50

      52,819  STAR BANC CORP                                3,373,813.63
      16,200  STATE STREET CORP                             1,125,900.00
       2,800  SUFFOLK BANCORP                                  91,000.00

       6,200  SUMITOMO BANK CA                                234,050.00
      17,850  SUMMIT BANCORP                                  847,875.00
       1,400  SUNTRUST BANKS INC                              113,837.50

      31,368  SYNOVUS FINANCIAL CP                            744,990.00
       2,100  TRANS FINANCIAL INC                             120,487.50
       2,000  TRIANGLE BANCORP INC                             62,750.00

       7,100  TRUST CO OF NEW JERSEY                          191,700.00
       8,464  TRUSTCO BK CORP NY                              222,180.00
       5,200  U.S. BANCORP                                    223,600.00

      10,033  UMB FINANCIAL CORP                              496,621.13
      14,100  UNIONBANCAL CORPORATION                       1,360,650.00
       2,000  USBANCORP INC PA                                154,625.00

      17,363  VALLEY NATL BANCORP                             503,527.00
       3,560  WACHOVIA CORP                                   300,820.00
       2,500  WASHINGTON MUTUAL INC                           108,593.75

          33  WELLS FARGO & CO                                 12,177.00

       4,800  WESBANCO INC.                                   129,000.00
       9,450  WESTCORP INC                                    129,937.50

      10,400  WILMINGTON TRUST CORP                           633,100.00

                   FINANCE COMPANIES

       2,688  ADVANTA CORP                                     58,968.00
       6,750  AMCOR FINL INC                                  162,000.00
       2,600  AMERICAN EXPRESS CO                             296,400.00

       8,200  ARCADIA FINANCIAL LTD                            62,012.50
       1,814  ASTORIA FINANCIAL CORP                           97,049.00
       4,600  BENEFICIAL CORP                                 704,662.50

       3,388  BT FINL CORP                                     89,782.00
       6,600  CAPITAL ONE FIN CORP                            819,637.50
       5,600  CNA SURETY CORP                                  82,600.00

      17,100  CREDIT ACCEP CORP MICH                          145,350.00
       2,700  FED HOME LN MTG CORP                            127,068.75
       4,100  FEDERAL NATL MTGE ASSN                          249,075.00

      17,300  FINOVA GROUP, INC                               979,612.50
       2,500  FIRST MERCHANTS ACCEP                                50.00
      14,100  GREEN TREE FINL CORP                            603,656.25

       2,100  HOUSEHOLD INTL CORP                             104,475.00
         200  IMC MORTGAGE COMPANY                              2,112.50
       3,800  INSO CORPORATION                                 52,012.50

       2,600  ITT EDUCATIONAL SERVICES                         83,850.00
       7,986  KEYSTONE FINL INC                               295,482.00
       3,500  LAB HOLDINGS INC                                 81,156.25

      13,050  LIBERTY FINANCIAL CO INC                        450,225.00
       1,666  MEGO MORTGAGE CORP                                3,123.75
      63,200  MERCURY FINANCE CO.                               8,216.00

       4,400  MORGAN ST DE WTR DISC                           402,050.00
       3,700  PMC CAP INC                                      50,875.00
       1,500  PNC FINANCIAL                                    80,718.75

       5,618  RESOURCE BANCSHARES MTG                         104,625.94
       2,000  STUDENT LN CORP                                  94,125.00
      21,250  SUNAMERICA                                    1,220,546.88

      10,500  UNITED COS FINCL CORP                           164,062.50
       2,200  WEBSTER FINL CRP WATRBURY                        73,150.00

                   HOLDING COMPANY

      18,100  AMERICAN FINANCIAL GROUP                        783,956.25
       6,300  AMPAL AMER ISRAELI CL A                          33,862.50

       1,700  EASTERN ENTERPRISES                              72,887.50
       4,100  GETTY REALTY CORP                                79,437.50
      15,300  GOLDEN STATE BANCORP                            455,175.00

       1,600  GRYPHON HOLDING INC                              26,400.00
       3,100  LANDAMERICA FINANCIAL                           177,475.00
       4,000  M & T BANK CORP                               2,216,000.00

      52,920  MARKETSPAN CORP                               1,584,292.50
       6,500  PEC ISRAEL ECONOMIC CORP                        155,187.50
      39,900  RELIANCE GROUP HOLDINGS                         698,250.00

     104,700  RJR NABISCO HLDGS CORP                        2,486,625.00
      17,300  SOTHEBY'S HLDS INC CL A                         387,087.50
       1,700  ST FRANCIS CAPITAL CORP                          65,875.00

       5,900  TEJON RANCH CO.                                 156,350.00
      37,660  U S INDUSTRIES INC                              932,085.00
      32,500  VALHI INC                                       339,218.75

       9,800  ZEIGLER COAL HLDG CO                            167,825.00

                   FIRE AND CASUALTY INSURANCE

       5,600  ACCEPTANCE INS COS INC                          137,550.00

       4,600  BALDWIN & LYONS INC CL B                        106,950.00
      10,500  BERKLEY (WR) CORP                               420,656.25

       2,100  FUND AMER COS INC                               310,800.00
      10,700  GAINSCO INC                                      72,225.00
       2,200  MARKEL CORP.                                    392,562.50

      12,556  MEDICAL ASSURANCE INC                           348,429.00
       2,050  MFC BANCORP LTD                                  21,012.50
       2,500  NAVIGATORS GROUP INC                             47,343.75

       4,950  STATE AUTO FINL CORP.                           157,781.25
       4,200  UNITED FIRE & GAS CO                            164,587.50

                   INSURANCE

      14,652  AETNA INC                                     1,115,383.50
      83,600  AFLAC INC                                     2,534,125.00

      15,300  ALFA CORP                                       317,475.00
       2,700  ALLEGHANY CORP. NEW                             629,775.00
      14,896  ALLMERICA FINANCIAL CORP                        968,240.00

       1,800  ALLSTATE CORP.                                  164,812.50
      20,800  AMBAC INC                                     1,216,800.00
      16,000  AMERICAN ANNUITY                                385,000.00

       9,000  AMERICAN HERITAGE LIFE IN                       208,125.00
       4,200  AMERICAN INTL GROUP                             613,200.00
       1,100  AON CORP                                         77,275.00

       9,100  ARGONAUT INC                                    287,787.50
         650  BERKSHIRE HATHAWAY                           50,898,250.00
       3,800  BLANCH E W HLDGS INC                            139,650.00

      13,500  CITIZENS CORP                                   422,718.75
       6,100  CITIZENS INC                                     37,362.50
      11,100  CNA FINANCIAL CORP                              516,843.75

      14,300  COMMERCE GROUP                                  554,125.00
      28,100  CRAWFORD & CO                                   526,875.00
       4,700  DANIELSON HLDG CORP                              34,662.50

       2,000  EMC INSURANCE GROUP                              29,500.00
      17,500  EVEREST REINSURANCE HLDGS                       672,656.25
      10,000  FBL FINANCIAL GROUP CL A                        256,250.00

       9,100  FINANCIAL SECURITY ASSUR                        534,625.00
      19,600  FIRST HEALTH GROUP CORP                         558,600.00
      11,700  FOREMOST CORP OF AM                             282,262.50

         800  GUARANTEE LIFE COS INC                           17,500.00
      10,200  HARLEYSVILLE GROUP INC                          211,650.00
      12,750  HCC INS HLDGS INC                               280,500.00

       4,400  HIGHLANDS INS GROUP INC                          81,400.00
      19,900  HORACE MANN EDUCATORS                           686,550.00
      10,050  HSB GROUP INC                                   537,675.00

       9,200  JOHN ALDEN FINL CORP                            202,400.00
      20,300  LEUCADIA NATIONAL CORP                          671,168.75
       7,400  LIBERTY CORP                                    372,312.50

       7,200  LIFE USA HOLDING INC                             93,150.00
      11,600  LOEWS CORP                                    1,010,650.00
       1,650  MARSH & MCLENNAN CO.                             99,721.88

       9,800  MBIA INC.                                       733,775.00
       2,600  MEADOWBROOK INS GROUP INC                        70,687.50
      19,800  MERCURY GEN CORP NEW                          1,273,387.50

      10,200  MGIC INVT CORP WIS                              582,037.50
       3,000  MIDLAND CO.                                      68,625.00
       3,300  MMI COS INC                                      76,312.50

       1,200  NATIONAL WESTN LIFE INS                         145,200.00
       3,800  NYMAGIC INC                                     104,025.00
      13,500  OHIO CASUALTY CORP                              597,375.00

      42,975  OLD REPUBLIC INTL CORP                        1,259,704.69

      13,476  PACIFICARE HEALTH SYS-B                       1,190,941.50
       4,500  POE & BROWN INC                                 167,343.75

       7,300  PROGRESSIVE                                   1,029,300.00
      44,368  PROVIDENT COMPANIES INC                       1,530,696.00
       9,400  PROVIDIAN FINANCIAL CORP                        738,487.50

       4,820  PXRE CORP                                       144,600.00
       8,850  REINSURANCE GROUP AMER IN                       523,256.25
       4,400  RELIANCE ACCEPT GROUP INC                           792.00

      27,300  RELIASTAR FINL CORP                           1,310,400.00
       5,500  RISK CAPITAL HOLDING INC                        137,156.25
       3,500  RLI CORP                                        142,406.25

       7,784  ST PAUL COS INC                                 327,414.50
       2,700  STEWART INFO SVCS CORP                          131,118.75
      10,000  THE PMI GROUP INC                               733,750.00

      13,800  TORCHMARK CORP                                  631,350.00
       6,000  TRANSAMERICA CORP                               690,750.00
      11,250  TRANSATLNTC HLDGS INC                           869,765.63

       7,400  TRAVELERS INC.                                  448,625.00
         200  TRIAD GUARANTY INC                                6,800.00
      18,400  TWENTIETH CENTURY INDS                          527,850.00

       8,900  UICI INS-LIFE                                   242,525.00
      12,100  UNITED STATIONERS INC.                          783,475.00
       4,700  UNITED WISCONSIN SERV INC                       133,362.50

      35,500  UNITRIN INC.                                  2,467,250.00
      13,900  UNUM CORP                                       771,450.00
       5,200  VESTA INSURANCE GROUP INC                       110,825.00

       2,300  WELLCARE MGT GROUP                                5,175.00
       2,600  WESCO FINANCIAL CORP                          1,016,600.00

                   LIFE INSURANCE

       1,600  AMERICAN GENERAL CORP                           113,900.00
      13,500  AMERICAN NATL INS CO                          1,420,875.00

       2,218  AMERUS LIFE HOLDINGS INC                         71,807.75
      18,826  CONSECO INC                                     880,115.50
      10,700  JEFFERSON PILOT CORP                            619,931.25

       2,200  KANSAS CITY LIFE INS CO                         200,200.00
         400  LINCOLN NATL CORP IND                            36,550.00
      12,500  PRESIDENTIAL LIFE CORP                          267,187.50


                   MUTUAL FUNDS
      59,600  EQUITABLE COS INC                             4,466,275.00

       4,700  JOHN NUVEEN CO CL A                             186,531.25
      37,800  PRICE ASSOCIATES                              1,419,862.50
      31,700  UNITED ASSET MGMT CORP                          830,143.75


                   REAL ESTATE
      10,800  CASTLE & COOKE                                  205,200.00

       8,100  CHICAGO TITLE CORP W I                          374,118.75
      36,000  DANAHER CORP                                  1,320,750.00
       2,140  ECHELON INTL CORP                                56,308.75

       7,500  FAIRFIELD COMMUNITIES INC                       143,906.25
       1,400  GRIFFIN LAND & NURSERIES                         24,500.00
       6,800  INSIGNIA FINL GROUP INC                         166,600.00

       3,500  MEGO FINANCIAL CORP CL B                         12,031.25
       8,700  PRICE ENTERPRISES INC                           159,862.50
      30,600  ROUSE CO                                        961,987.50

       5,250  SLH CORPORATION                                  95,812.50

                   SAVINGS & LOANS

      11,100  AHMANSON H F & CO                               788,100.00

       5,640  ALBANK FINANCIAL CORP                           397,972.50
       6,400  ANCHOR BANCORP WIS INC                          250,000.00

         600  BANK PLUS CORP                                    7,350.00
       5,200  BAYVIEW CAP CORP CALIF                          165,100.00
       2,760  CAROLINA FIRST CORP                              70,035.00

       2,300  COMMONWEALTH BANCORP INC                         52,756.25
       4,600  FIRST FINANCIAL HOLDINGS                        109,250.00
       1,600  FIRST PALM BEACH BANCORP                         69,600.00

       3,800  FSF FINANCIAL CORP                               68,400.00
       4,900  GOLDEN WEST FINL CORP                           520,931.25
      40,000  GREENPOINT FINANCIAL CORP                     1,505,000.00

       4,300  HFNC FINANCIAL CORP                              48,375.00
       5,290  IBS FINANCIAL CORP                              100,510.00
       8,000  JEFFERIES GROUP INC                             328,000.00

       3,000  MAF BANCORP INC                                 109,125.00
       4,200  OCEAN FINANCIAL CORP                             80,325.00
      17,800  PEOPLES HERITAGE FINL                           420,525.00

       3,500  RELIANCE BANCORP INC                            134,093.75
       7,600  T R FINANCIAL CORP                              318,250.00
      19,602  WASHINGTON FEDERAL INC                          541,505.25

       5,200  WILEY, JOHN & SON CL A                          316,550.00
       7,800  WORLD ACCEP CORP SC NEW                          44,362.50

                   BROKERAGE

      11,665  BEAR STEARNS COS INC                            663,446.88
      12,000  COUNTRYWIDE CREDIT INC                          609,000.00

      29,500  EDWARDS A G INC                               1,259,281.25
      27,900  FRANKLIN RESOURCES                            1,506,600.00
      11,900  LEHMAN BROS HLDGS INC                           922,993.75

       3,400  MERRILL LYNCH & CO                              313,650.00
      10,200  MORGAN KEEGAN INC                               263,925.00
      40,800  PAINE WEBBER GROUP INC                        1,749,300.00

      26,900  SCHWAB CHARLES CORP NEW                         874,250.00

                   MISCELLANEOUS

       2,100  AAMES FINANCIAL CORP.                            28,875.00
       7,400  CITYSCAPE FINANCIAL CORP                            296.00
       2,800  ISB FINANCIAL CORP                               74,200.00

       2,700  JAYHAWK ACCEPTANCE CORP                           1,687.50
       6,400  MCDONALD & CO INVESTMENTS                       210,000.00
      15,700  PHOENIX INVESTMENT PARTNE                       136,393.75

      17,250  SLM HOLDING CORP                                845,250.00
      18,800  TELLABS INC                                   1,346,550.00
       3,100  TFC ENTERPRISES INC                               8,137.50

       3,500  TRANSMEDIA NETWORK                               19,906.25
       3,600  VERMONT FINL SVCS CORP                           98,775.00


                                   TOTAL FINANCIAL       $204,611,518.83

   METALS AND MINING                                1.10%


                   ALUMINUM
       1,200  ALCAN ALUM LTD-NEW                               33,150.00

       2,700  CENTURY ALUMINUM CO                              39,825.00
       3,900  KAISER ALUMINUM CORP                             37,293.75

                   MINING

       5,700  BARRICK GOLD CROP                               109,368.75
      29,500  FREEPRT COPPER&GOLD CL A                        420,375.00

      21,300  HOMESTAKE MNG CO                                220,987.50

      17,500  MERIDIAN GOLD INC                                37,187.50
       7,400  MINERALS TECHNOLOGIES INC                       376,475.00

       4,100  NEWMONT GOLD CO                                 101,218.75
       3,100  PITTSON MINERALS GROUP                           18,212.50
       1,800  PLACER DOME INC                                  21,150.00


                   STEEL
      15,300  AK STEEL HOLDING CORP                           273,487.50

      17,665  ALLEGHENY TELEDYNE                              404,086.88
      10,900  ARMCO, INC.                                      69,487.50
      17,933  BETHLEHEM STEEL CORP                            223,039.20

       5,400  CARPENTER TECHNOLOGY CORP                       271,350.00
       3,800  CLEVELAND CLIFFS INC                            203,775.00
       8,500  GENEVA STL CL A                                  21,250.00

         900  GIBRALTAR STEEL CORP                             18,450.00
      14,900  HARSCO CORP                                     682,606.25
      14,900  INLAND STEEL INDUS INC                          419,993.75

      14,300  J & L SPECIALTY STEEL INC                        84,906.25
      37,800  LTV CORP NEW                                    361,462.50
       7,600  NATIONAL STL CORP CL B                           90,250.00

       8,600  NUCOR CORP                                      395,600.00
       3,700  OLYMPIC STEEL INC                                46,250.00
       8,500  OREGON STEEL MILLS                              158,312.50

       4,500  RELIANCE STEEL & ALUMINUM                       173,812.50
       6,900  REPUBLIC ENGINEERED STEEL                        29,756.25
       5,200  ROUGE INDUSTRIES INC                             66,300.00

       2,200  SCHNITZER STEEL INDS INC                         51,975.00
       4,900  SHILOH INDUSTRIES INC                            99,225.00
      13,900  TERRA INDUSTRIES                                125,100.00

      17,600  WEIRTON STL CORP                                 64,900.00
       9,700  WORTHINGTON INDS INC                            146,106.25

                   OTHER METALS

       3,700  ASARCO INC                                       82,325.00
      22,600  BATTLE MOUNTAIN GOLD CL A                       134,187.50

       5,300  BRUSH WELLMAN INC                               108,981.25
       5,550  CHASE INDUSTRIES INC                            109,612.50
       5,800  CITATION CORP                                   116,000.00

       3,500  EASCO INC                                        35,218.75
         800  FREEPORT-MCMORAN COPPER-B                        12,150.00
       8,700  KENNAMETAL INC                                  363,225.00

      15,506  NEWMONT MNG CORP                                366,329.25
      15,600  NEWPARK RESOURCES INC NEW                       173,550.00
       5,300  NN BALL & ROLLER INC                             63,268.75

       5,500  PHELPS DODGE CORP                               314,531.25
       7,300  REYNOLDS METALS CO                              408,343.75
      12,900  WYMAN-GORDON CO                                 257,193.75


                   PRECIOUS GEMS
      15,207  KINROSS GOLD CORP                                49,422.75

         600  MARKS BROS JEWELERS                              11,700.00

                   MINERALS

       9,200  CYPRUS AMAX MINERALS CO                         121,900.00
       1,800  SOLV EX CORP                                      1,116.00

                   COAL

       3,700  ARCH COAL INC                                    92,037.50
         800  NACCO INDUS INC CL A                            103,400.00



                   FOREST PRODUCTS

       4,228  DELTIC TIMBER CORP                              105,964.25
      43,800  JOHNS MANVILLE CORP                             659,737.50

                   MISCELLANEOUS

       2,805  VARLEN CORP                                      96,772.50


                           TOTAL METALS AND MINING         $9,683,693.33

   COLLECTIBLES & PRECIOUS MATERIALS                0.07%


                   JEWELRY
      11,300  TIFFANY & CO                                    542,400.00



      15,500  TOPPS CO                                         47,953.13


           TOTAL COLLECTIBLES & PRECIOUS MATERIALS           $590,353.13


   OIL-ENERGY                                       3.92%

                   OIL & GAS PRODUCERS

       9,200  AMERADA HESS CORP                               499,675.00
       4,700  AMOCO CORP                                      195,637.50
       6,000  ANADARKO PETE CORP                              403,125.00

       8,400  APACHE CORP                                     264,600.00
       4,700  AQUILA GAS PIPELINE CORP                         57,575.00
       7,700  BERRY PETE CO                                   100,100.00

      23,800  BJ SVCS CO COM                                  691,687.50
       7,600  BROWN TOM INC NEW                               142,975.00
       2,400  CARBO CERAMICS INC                               81,900.00

      22,470  CHESAPEAKE ENERGY CORP                           89,880.00
       2,600  CMS ENERGY CORP CLASS G                          64,025.00
      10,700  COASTAL CORP                                    746,993.75

       4,300  COMSTOCK RESOURCES INC                           31,981.25
      10,946  EEX CORP                                        102,618.75
       1,580  FORCENERGY INC                                   28,143.75

       6,300  FOREST OIL CORP                                  90,168.75
       7,400  FRONTIER OIL CORP                                61,975.00
      25,600  GLOBAL INDS LTD                                 432,000.00

       2,266  H S RESOURCES INC                                32,998.63
       4,200  HELMERICH & PAYNE INC.                           93,450.00
       2,500  HONDO OIL & GAS CO                                1,562.50

       6,800  J RAY MCDERMOTT S A                             282,200.00
      10,200  KELLEY OIL & GAS CORP                            23,587.50
       9,000  LOUIS DREYFUS NAT GAS CRP                       170,437.50

      16,200  MARINE DRILLING COS INC                         259,200.00
       1,600  MCDERMOTT INTL INC                               55,100.00
       9,396  MERIDIAN RESOURCE CORP                           66,359.25

      26,700  MITCHELL ENGY & DEV CL B                        540,675.00
      28,600  NABORS INDS INC                                 566,637.50
      34,100  NGC CORPORATION                                 426,250.00

      17,500  NOBLE AFFILIATES INC                            665,000.00
      10,700  NOEL GROUP INC                                   26,750.00
       3,400  NUEVO ENERGY                                    109,225.00

       5,000  OCCIDENTAL PETROLEUM                            135,000.00
       4,000  PENN VA CORP                                    103,500.00
      11,800  PIONEER NATURAL RESOURCES                       281,725.00

       2,800  PROVIDENCE ENERGY CORP                           58,975.00


      26,800  QUESTAR CORP                                    525,950.00
       9,600  SANTA FE ENERGY RES INC                         103,200.00

      19,508  SEAGULL ENERGY CORP                             323,101.25
       6,135  SEMCO ENERGY INC                                107,748.57
       3,400  STONE ENERGY CORP                               120,912.50

         910  TATHAM OFFSHORE INC                               2,730.00
       7,900  TEEKAY SHIPPING CORP                            197,993.75
       9,200  TESORO PETE CORP                                146,050.00

      42,159  TOSCO CORP COM NEW                            1,238,420.63
      27,800  TRANSTEXAS GAS CORP                             246,725.00
      13,800  TRITON ENERGY LTD-CLASS A                       492,487.50

      26,292  ULTRAMAR DIAMOND SHAMROCK                       829,841.25
      26,779  UNION PACIFIC RESOURCES                         470,306.19
       5,600  UNIT CORP                                        33,950.00

       1,200  USX-MARTHON GROUP COM NEW                        41,175.00
       8,700  USX-US STEEL GROUP                              287,100.00
      14,400  VALERO ENERGY CORP(NEW)                         478,800.00

      20,600  VARCO INTL INC                                  408,137.50
       6,000  VASTAR RES INC                                  262,125.00
      13,600  WESTERN GAS RESOURCES                           198,900.00

       4,820  XCL LTD                                          18,677.50
      11,600  ZAPATA CORP NEW                                 114,550.00

                   NATURAL RESOURCES

      17,300  DRESSER INDUS INC                               762,281.25
       4,200  KERR MCGEE CORP                                 243,075.00

      29,700  MIDAMERICAN ENERGY HLD                          642,262.50
       6,900  NL INDUSTRIES COM NEW                           138,000.00
      13,104  OCEAN ENERGY INC                                256,347.00

       3,200  ONEOK INC                                       127,600.00
       8,300  PETROLEUM HEAT & PWR CLA                         16,600.00
      13,100  SMITH INTL INC                                  456,043.75

       3,700  TRIGEN ENERGY CORP                               49,718.75
      12,535  WILLIAMS COS INC-DEL                            423,056.25

                   OIL EQUIPMENT, WELLS & SVCS

       7,700  ASHLAND, INC.                                   397,512.50
      19,492  BAKER HUGHES INC                                673,692.25

      43,824  ENSCO INTERNATIONAL INC                         761,442.00
      24,590  EVI WEATHERFORD INC                             912,903.75
       4,400  GIANT INDS INC                                   76,450.00

      53,100  GLOBAL MARINE NEW                               992,306.25
      26,500  HALLIBURTON CO                                1,180,906.25
       4,200  LOMAK PETE INC                                   43,837.50

       4,400  LUFKIN INDUST.                                  145,200.00
       6,200  MATRIX SVC CO.                                   44,950.00
       4,100  NUI CORP                                        104,293.75

      24,300  PARKER DRILLING CO                              171,618.75
      49,436  R & B FALCON CORP                             1,118,489.50
       8,800  ROWAN COS INC                                   171,050.00

       8,800  RPC ENERGY SVCS INC                             110,000.00
       1,300  SEACOR HOLDINGS INC                              79,706.25
      18,800  TIDEWATER INC                                   620,400.00

      19,700  TRANSOCEAN OFFSHORE INC                         876,650.00
       4,600  VERITAS DGC INC                                 229,712.50
       5,500  WESTERN ATLAS INC                               466,812.50


                   OIL - DOMESTIC
      17,142  BURLINGTON RESOURCES INC                        738,177.38

       1,700  CROWN CENT PETE CL A                             21,356.25

      26,962  EL PASO NAT GAS CO.                           1,031,296.50
      52,600  ENRON OIL & GAS CO                            1,065,150.00

       1,600  FINA IN CL A                                    104,000.00
       3,000  HOLLY CORP                                       77,250.00
       7,600  LONE STAR TECHNOLOGY INC                        115,900.00

       4,800  PENNZOIL CO                                     243,000.00
       1,100  PHILLIPS PETE CO                                 53,006.25
      10,800  QUAKER STATE CORP                               176,850.00

      10,300  SONAT INC                                       397,837.50
       1,000  UNOCAL CORP                                      35,750.00

                   OIL - INTERNATIONAL

       2,000  ATLANTIC RICHFIELD CO                           156,250.00
       3,800  CHEVRON CORP                                    315,637.50

      13,400  EXXON CORP.                                     955,587.50
       4,600  MOBIL CORP                                      352,475.00
      13,800  MURPHY OIL CORP                                 699,487.50

      10,400  ORYX ENERGY COMPANY                             230,100.00
       4,000  ROYAL DUTCH PETRO - NY                          219,250.00
       9,400  SUN CO INC                                      364,837.50

       2,700  TEXACO INC                                      161,156.25
       7,700  UNIFIRST CORP MASS                              194,425.00

                   MISCELLANEOUS

         867  FIRSTENERGY CORP                                 26,660.25
       4,100  GETTY PETRO MARKETING INC                        18,706.25


                                  TOTAL OIL-ENERGY        $34,679,640.65


   RETAIL                                           5.58%

                   DEPARTMENT STORES

       2,000  ALEXANDERS INC                                  178,000.00
         900  BON-TON STORES INC                               14,456.25
      11,400  CALDOR CORP.                                      5,130.00

      38,764  CVS CORP                                      1,509,373.25
       2,600  DAYTON HUDSON CORP                              126,100.00
      10,900  DILLARDS INC /CL A                              451,668.75

      14,850  DOLLAR TREE STORES INC                          603,281.25
      20,700  FEDERATED DEPT STORES INC                     1,113,918.75
      30,260  FRED MEYER INC                                1,286,050.00

       2,600  HILLS STORES CO NEW                              14,950.00
       3,000  K MART                                           57,750.00
      48,800  KOHLS CORP                                    2,531,500.00

         900  MAY DEPT STORES CO                               58,950.00
       3,100  MERCANTILE STORES                               244,706.25
       9,700  NEIMAN-MARCUS GROUP                             421,343.75

       6,347  PENNEY JC INC                                   458,967.44
       4,000  RENTERS CHOICE INC                              113,500.00
       2,300  SEARS ROEBUCK & CO                              140,443.75


                   GROCERY
       1,600  ALBERTSON'S INC                                  82,900.00

      26,900  AMERICAN STORES CO                              650,643.75
      23,700  BRUNOS INC NEW                                   24,885.00
     262,100  FOOD LION CLASS A                             2,784,812.50

       6,000  GIANT FOOD INC                                  258,375.00
       3,200  GREAT ATLANTIC & PAC TEA                        105,800.00
      13,000  HANNAFORD BROS. CO                              572,000.00

      25,800  KROGER CO                                     1,106,175.00

       4,000  PENN TRAFFIC CO NEW                              13,250.00
      14,400  RUDDICK CORP                                    261,000.00

     201,924  SAFEWAY INC                                   8,215,782.75
     132,100  SOUTHLAND CORP                                  363,275.00
      19,100  WEIS MKTS INC                                   701,925.00

      14,700  WINN-DIXIE STORES INC                           752,456.25

                   OTHER RETAIL

      22,467  ACCUSTAFF INC                                   702,093.75
       6,300  AVATEX CORPORATION                               12,993.75
      28,600  BEST BUY INC.                                 1,033,175.00

      10,800  BJ'S WHOLESALE CLUB INC                         438,750.00
       5,700  CARR-GOTTSTEIN FOODS CO                          42,037.50
       9,000  CIRCUIT CITY STORES                             421,875.00

      10,802  CONSOLIDATED STORES CORP                        391,572.50
      30,785  CORPORATE EXPRESS INC                           390,584.69
      21,700  COSTCO COMPANIES INC                          1,368,456.25

      44,325  DOLLAR GENERAL                                1,753,607.81
       3,100  EZCORP INC CL A NON-VTG                          33,906.25
      52,900  FAMILY DOLLAR STORES                            978,650.00

      14,300  FINGERHUT COS INC                               471,900.00
      17,400  FORTUNE BRANDS INC                              668,812.50
       4,900  GOOD GUYS INC.                                   65,996.88

      13,350  HASBRO INC                                      524,821.88
      13,000  HOLLYWOOD ENTERTAINMENT                         176,312.50
      13,800  IDEX CORP                                       476,100.00

       3,500  LONGS DRUG STORES CORP                          101,062.50
      29,600  MATTEL INC                                    1,252,450.00
       6,200  PEP BOYS-MAN, MO, JACK                          117,412.50

       3,650  PETCO ANIMAL SUPPLIES                            72,771.88
      26,000  RITE AID CORP                                   976,625.00
       8,200  SODAK GAMING INC                                 51,250.00

       6,300  SUN TV & APPLIANCES INC                          12,600.00
       6,000  SUPERVALUE INC                                  266,250.00
       6,600  SYMS CORP.                                       94,050.00

      10,200  TANDY CORP                                      541,237.50
       5,600  TOY BIZ INC                                      51,800.00
      28,378  TOYS R US                                       668,656.63

      13,900  WAL MART STORES INC                             844,425.00
      50,000  WALGREEN CO                                   2,065,625.00
       6,200  XTRA CORP                                       375,100.00


                   SPORTING GOODS
       4,200  CONVERSE INC                                     23,100.00

       5,700  REEBOK INTL LTD                                 157,818.75
       6,000  THE FINISH LINE-CL A                            168,750.00

                   APPAREL

       3,400  BLAIR CORP                                      108,800.00
       7,800  BUCKLE INC                                      230,100.00

      17,600  BURLINGTON COAT WHS                             396,000.00
      18,400  BURLINGTON INDS INC                             258,750.00
       9,400  CHARMING SHOPPES INC                             44,650.00

      15,800  CLAIRES STORES INC                              323,900.00
      16,600  CML GROUP                                        32,162.50
       4,800  DONNA KARAN INTL INC                             70,500.00

      39,550  GAP INC                                       2,437,268.75
       2,400  GARGOYLES INC                                     2,700.00
       6,100  GOODYS FAMILY CLOTHING                          334,737.50

       6,900  NORDSTROM INC                                   533,025.00

      11,528  PAYLESS SHOESOURCE INC                          849,469.50
       1,575  TODAY'S MAN INC                                   3,839.06


                   MISCELLANEOUS
       3,938  AMERICAN HOMESTAR CORP                           94,265.88

       2,600  CREATIVE COMPUTERS INC                           17,875.00
       2,300  FRIEDMANS INC CL A                               38,093.75
       5,000  GARDEN RIDGE CORP                                96,875.00

      33,100  PETSMART INC                                    331,000.00
       3,700  SAFETY 1ST INC                                   24,975.00
       5,800  URBAN OUTFITTERS INC                            105,850.00


                                      TOTAL RETAIL        $49,350,837.65


   UTILITIES                                        7.04%

                   ELECTRIC

         500  ACME ELECTRIC CORP                                2,406.25
      49,800  AES CORP                                      2,617,612.50
      37,700  ALLEGHENY ENERGY INC                          1,135,712.50

      11,878  AMEREN CORP                                     472,150.50
       1,300  AMERICAN ELEC PWR INC                            58,987.50
         600  BALTIMORE GAS & ELEC                             18,637.50

       7,200  BLACK HILLS CORP                                165,600.00
      17,300  CALENERGY INC                                   520,081.25
         800  CENTRAL & SOUTH WEST CORP                        21,500.00

      10,600  CENTRAL MAINE PWR CO                            206,700.00
       1,000  CINERGY CORP                                     35,000.00
      30,600  CMS ENERGY CORP                               1,346,400.00

      33,150  CONECTIV INC                                    679,575.00
       2,175  CONECTIV INC CL A                                78,843.75
       6,500  CTG RESOURCES INC                               152,750.00

       1,400  DOMINION RES INC-VA                              57,050.00
     104,200  DPL INC                                       1,888,625.00
      29,000  DQE INC                                       1,044,000.00

       2,305  DUKE POWER CO                                   136,571.25
       1,100  EDISON INTERNATIONAL                             32,518.75
       8,900  EMPIRE DIST ELEC CO                             185,787.50

      20,200  ENERGY EAST CORP                                840,825.00
       1,700  ENTERGY CORP NEW                                 48,875.00
      29,900  FLORIDA PROGRESS CORP                         1,229,637.50

       1,100  FPL GROUP INC                                    69,300.00
         500  GPU INC                                          18,906.25
      10,100  HAWAIIAN ELEC INDUS INC                         400,843.75

       4,505  HOUSTON INDS INC                                139,091.88
      12,300  IDAHO PWR CO                                    425,887.50
      22,100  ILLINOVA CORP                                   663,000.00

       7,400  INDIANA ELEC INC                                221,075.00
      13,700  IPALCO ENTERPRISES INC                          608,793.75
       4,600  JABIL CIRCUIT INC                               152,087.50

      19,100  KANSAS CTY PWR & LT CO                          553,900.00
      13,508  LG&E ENERGY CORP                                365,560.25
      10,000  LONG ISLAND BANCORP INC                         607,500.00

       5,900  MADISON GAS & ELECTRIC                          134,962.50
      15,200  MDU RESOURCES GROUP INC                         542,450.00
      10,600  MINNESOTA PWR & LT CO                           421,350.00

      16,800  MONTANA PWR CO                                  583,800.00
      15,800  NEVADA PWR CO                                   406,850.00
      34,030  NEW CENTURY ENERGIES INC                      1,546,238.13

      20,000  NEW ENGLAND ELEC SYS                            865,000.00

      38,700  NIPSCO INDUSTRIES INC                         1,083,600.00
      40,100  NORTHEAST UTILS                                 679,193.75

       1,200  NORTHERN STS PWR CO                              34,350.00
       6,200  NORTHWESTERN CORP                               155,000.00
      24,800  OGE ENERGY CORP                                 669,600.00

       4,100  OTTER TAIL POWER CO                             151,956.25
       1,200  P P & L RESOURCES INC                            27,225.00
       1,900  PACIFICORP                                       42,987.50

         900  PECO ENERGY CO                                   26,268.75
       1,877  PG&E CORP                                        59,242.81
      26,100  PINNACLE WEST CAP CORP                        1,174,500.00

      36,500  POTOMAC ELEC PWR CO                             914,781.25
       1,300  PUBLIC SVC ENTERPRISE GRP                        44,768.75
      13,800  PUBLIC SVC NEW MEXICO                           313,087.50

      20,900  PUGET SOUND PWR & LT CO                         560,381.25
      14,500  ROCHESTER GAS & ELEC                            463,093.75
      33,100  SCANA CORP                                      986,793.75

      14,000  SIG CORP INC                                    448,875.00
       5,000  SOUTHERN CO                                     138,437.50
       5,400  ST. JOSEPH LGT & PWR CO                         100,575.00

      38,800  TECO ENERGY                                   1,040,325.00
         200  UNICOM CORPORATION                                7,012.50
      11,720  UNISOURCE ENERGY CORP                           184,590.00

      15,500  UTILICORP UNITED INC                            584,156.25
      18,700  WASHINGTON WTR PWR                              419,581.25
      21,900  WESTERN RES INC                                 849,993.75

      34,300  WISCONSIN ENERGY CORP                         1,041,862.50
       6,900  YANKEE ENERGY SYS INC                           169,912.50
       2,500  YORK RESEARCH CORP                               15,156.25


                   GAS
      18,400  AGL RESOURCES                                   365,700.00

       7,600  BAY STATE GAS CO COMM                           291,175.00
       8,400  COLUMBIA GAS SYS INC                            467,250.00
      13,100  EQUITABLE RESOURCES                             399,550.00

       9,000  LACLEDE GAS CO                                  220,500.00
      22,200  MCN CORP HLDG CO                                552,225.00
      12,500  NATIONAL FUEL GAS CO NJ                         544,531.25

       4,200  NICOR INC                                       168,525.00
       3,450  NORTH CAROLINA NTL GAS                           87,543.75
       2,900  PEOPLES ENERGY CORP                             112,012.50

         300  SJW CORP                                         17,700.00
       6,400  SOUTH JERSEY INDUSTRIES                         176,800.00
       5,599  SOUTHERN UNION CO NEW                           180,567.75

       1,042  TEXAS UTILITIES CO                               43,373.25
      13,700  UGI CORP                                        340,787.50
      13,400  WASHINGTON GAS LIGHT                            358,450.00

       9,300  WPS RESOURCES CORP                              305,156.25

                   TELEPHONE

      10,100  A T & T                                         576,962.50
       1,200  ALLTEL CORP                                      55,800.00
       7,400  AMERITECH CORP NEW                              332,075.00

       1,080  ATLANTIC TELE NETWORK INC                        13,230.00
       9,618  BELL ATLANTIC CORP                              438,821.25
       6,000  BELLSOUTH CORP                                  402,750.00

       9,800  CAI WIRELESS SYS INC                              1,176.00
      28,050  CENTURY TELEPHONE ENTERP                      1,286,793.75
      42,500  CINCINNATI BELL INC                           1,216,562.50

       2,700  EMERGING COMMUNICATIONS                          23,118.75

       3,644  ENRON CORP                                      197,003.75
       1,700  FRONTIER CORP                                    53,550.00

       6,500  GTE CORP                                        361,562.50
      16,500  INTERDIGITAL COMM CORP                           88,687.50
      73,000  MCI COMMUNICATIONS                            4,243,125.00

      20,500  SOUTHERN NW ENGL TELECOM                      1,342,750.00
       1,900  SPRINT CORP                                     133,950.00
      21,828  TELECOMM-TCI VENTURES GRP                       437,924.25

       6,272  US WEST INC (NEW)                               294,784.42
       3,600  UTAH MED PRODS INC.                              26,100.00
     103,913  WORLDCOM INC                                  5,033,285.94


                   WATER & SEWER
      24,500  AMERICAN WATER WORKS CO                         759,500.00

       8,000  CALIFORNIA WATER SVC GRP                        202,000.00
       2,900  E TOWN CORP                                     108,750.00

                   WASTE DESPOSAL

      11,100  ALLIED WASTE INDS INC                           266,400.00
       1,800  BROWNING FERRIS IND                              62,550.00

       8,700  ENVIROTEST SYS CORP CL A                        135,937.50
       2,100  GTS DURATEX INC                                  21,787.50
      12,500  LAIDLAW ENVIROMENTAL SVCS                        45,312.50

      38,758  UNITED STATES FILTER CORP                     1,087,632.37
      38,755  USA WASTE SERVICES INC                        1,913,528.13
       4,887  WASTE MANAGEMENT INC                            171,045.00


                   MISCELLANEOUS
      22,526  INTERSTATE ENERGY CORP                          732,095.00

      52,832  SEMPRA ENERGY                                 1,466,085.78

                                   TOTAL UTILITIES        $62,254,235.21


   MISCELLANEOUS                                   12.18%

                   BROADCAST/COMMUNICATIONS

       6,100  ARCH COMMUNICATIONS GROUP                        24,018.75
      19,400  ASCEND COMMUNICATIONS INC                       961,512.50

       4,400  BET HLDGS INC CLA A                             276,925.00
       9,500  BHC COMMUNICATIONS INC                        1,332,968.75
       3,800  CANWEST GLOBAL COMM                              61,037.50

      14,507  CBS CORP                                        460,597.25
       5,900  CENTENNIAL CELLULAR CORP                        220,143.75
      11,800  CENTRY COMM CL A                                221,250.00

       9,600  CLEAR CHANNEL COMM INC                        1,047,600.00
      37,128  COMCAST CORP CL A SPL                         1,507,164.75
       2,500  COX RADIO INC CLASS A                           108,125.00

       4,900  DISNEY WALT CO                                  514,806.25
      24,542  HARTE-HANKS COMM INC                            633,490.38
       3,800  INACOM CORP                                     120,650.00

       7,600  JACOR COMMUNICATIONS-WTS                         53,200.00
       3,500  JONES INTERCABLE INC.                            86,625.00
       4,700  METRICOM INC                                     39,509.38

       7,070  METROCALL INC                                    42,861.88
       4,200  NUMEREX CORP                                     18,900.00
       4,000  ORTEL CORP                                       62,000.00

      20,200  PAIRGAIN TECHNOLOGIES                           352,237.50
       8,700  PAXSON COMMUNICATIONS                           104,400.00
       3,600  PEOPLES CHOICE TV CORP                            4,500.00

       5,200  PLANTRONICS INC NEW                             267,800.00

       8,300  PLAYBOY ENTERPRISES CL B                        147,325.00
       7,682  QWEST COMMUNICATIONS INTL                       267,919.06

      19,000  SCRIPPS CO (EW)-CL A                          1,041,437.50
       7,500  SPELLING ENTERTAINMENT                           70,312.50
       6,440  TCI SATELLITE INT CL-A                           37,835.00

     114,750  TELE COMM LIBERTY MEDIA                       4,453,734.38
      51,086  TELE COMM. INC CL A                           1,963,618.13
       8,600  TELULAR CORP                                     16,662.50

       6,500  TENNANT CORP                                    287,625.00
       7,900  UNITED INTL HLDGS CLASS A                       126,400.00
      38,700  VIACOM INC                                    2,263,950.00

      35,900  VIACOM INC CL B NON VTG                       2,091,175.00

                   BUSINESS SERVICES

      53,200  ADAPTEC INC                                     761,425.00
       1,600  ALTERNATIVE RESOURCES CRP                        19,800.00
      26,850  APOLLO GROUP INC CL A                           887,728.13

       2,700  APPLIX INC                                       10,293.75
      22,400  BAY NETWORKS INC                                722,400.00
       3,700  BERLITZ INTL - NEW                               99,900.00

      10,600  BLOCK H&R INC                                   446,525.00
       4,600  BRC HOLDINGS INC                                 88,262.50
      15,900  CAMBRIDGE TECHNOLOGY PART                       868,537.50

      12,041  CENDANT CORP                                    251,355.88
       3,100  CHECKFREE HLDGS CORP                             91,256.25
       1,970  CHOICEPOINT INC                                  99,731.25

       3,000  CONCENTRA MANAGED CARE                           78,000.00
      30,825  CONCORD EFS INC                                 805,303.13
      27,100  DIAL CORPORATION (NEW)                          702,906.25

      12,800  ECOLAB INC                                      396,800.00
       6,200  EGGHEAD INC/WA                                   52,312.50
      16,200  EQUIFAX INC                                     588,262.50

       3,450  EQUITY CORP INTL                                 82,800.00
      25,235  FISERV INC                                    1,071,677.67
       2,700  GRC INTERNATIONAL INC COM                        27,675.00

       6,200  IN FOCUS SYSTEMS INC                             43,787.50
         833  INTEGRATED SYS CONS GROUP                        11,453.75
       7,000  INTEGRATED SYS INC                              107,625.00

       1,760  INTERIM SERVICES INC                             56,540.00
      13,700  INTERPUBLIC GROUP COS                           831,418.75
       5,500  INVESTMENT TECHNOLOGY GRP                       151,250.00

       3,000  JDA SOFTWARE GROUP INC                          131,250.00
      12,600  KELLY SERVICES INC CL A                         445,725.00
       4,700  LABONE INC                                       78,137.50

       6,075  LABOR READY INC                                 183,389.06
       4,500  LEAP GROUP INC                                   12,375.00
         800  LEASING SOLUTIONS INC                            23,000.00

      25,000  MANPOWER INC WIS                                717,187.50
      22,600  MEDAPHIS CORP                                   135,600.00
       6,825  METAMOR WORLDWIDE INC                           240,154.69

      13,400  METROMEDIA INTL GROUP                           159,962.50
      16,300  NATIONAL PROCESSING INC                         174,206.25
         400  NEWSEDGE CORP                                     3,950.00

      16,300  OGDEN CORP                                      451,306.25
      26,000  OLSTEN CORP                                     290,875.00
       8,900  OPEN MKT INC                                    167,987.50

      36,200  PAGING NETWORK INC                              506,800.00
      50,325  PAYCHEX INC                                   2,047,598.44
       5,400  PERSONNEL GROUP AMER INC                        108,000.00

       1,900  PHYMATRIX CORP                                   16,743.75

      15,500  PHYSICIAN COMPUTER NETWK                          4,960.00
       5,400  PINKERTONS INC. NEW                             112,050.00

       2,700  PRE PAID LEGAL SVCS INC                          85,218.75
       2,000  PROFIT RECOVERY GROUP INT                        55,875.00
       1,100  PROTECTION ONE INC                               12,031.25

       9,200  QUARTERDECK OFFICE SYS                            6,325.00
         300  RED BRICK SYSTEMS INC                             1,237.50
      24,700  ROBERT HALF INTL INC.                         1,380,112.50

      10,400  ROLLINS INC                                     213,200.00
         200  ROMAC INTERNATIONAL INC                           6,075.00
         800  RURAL / METRO CORP                               10,400.00

       1,596  SNYDER COMMUNICATIONS INC                        70,224.00
       2,700  SPS TRANSACTION SVCS INC                         84,712.50
       7,248  STERLING COMMERCE, INC                          351,528.00

      38,200  SUN MICROSYSTEMS                              1,659,312.50
       9,225  SYLVAN LEARNING SYS INC                         302,118.75
       3,300  UNITOG CO NEW                                    72,600.00

       2,100  VERSANT OBJECT TECHNOLOGY                         8,400.00
      27,300  VIAD CORP                                       757,575.00

                   FOOD SERVICE

         880  AGRITOPE INC                                      3,520.00
      15,000  APPLE SOUTH INC                                 195,937.50

      13,100  BOB EVANS FARMS                                 277,556.25
      21,700  BOSTON CHICKEN INC                               34,584.38
      20,600  BRINKER INTL                                    396,550.00

      10,414  BUFFETS INC                                     163,369.63
      19,000  CRACKER BARREL CTRY STORE                       603,250.00
      13,500  DARDEN RESTAURANTS INC                          214,312.50

       5,400  DAVE & BUSTER'S INC                             134,325.00
      18,500  DOLE FOOD COMPANY                               919,218.75
       6,000  INTERNATL MULTIFOODS                            165,000.00

      13,400  LONE STAR STEAKHOUSE                            185,087.50
       2,600  LUBYS CAFETERIAS INC                             45,662.50
      23,000  MCCORMICK & CO                                  821,531.25

       4,100  MCDONALDS CORP                                  282,900.00
       3,800  MORRISON HEALTH CARE INC                         70,300.00
      17,100  NPC INTERNATIONAL                               209,475.00

      14,700  OUTBACK STEAKHOUSE INC                          573,300.00
       2,800  QUALITY DINING INC                               10,675.00
       5,500  ROCK BOTTOM RESTAURANTS                          35,062.50

       7,400  RUBY TUESDAY INC                                114,700.00
       5,400  RYANS FAMILY STEAK HOUSE                         55,350.00
       5,200  SHONEY'S INC                                     18,200.00

      19,500  SIZZLER INTL INC                                 53,625.00
      15,380  TRICON GLOBAL RESTRAUNTS                        487,353.75
      71,460  TYSON FOODS INC CL A                          1,549,788.75

       5,600  US FOODSERVICE                                  196,350.00
      13,200  WENDYS INTL INC                                 310,200.00

                   FOREIGN

       3,400  AMERIN CORP                                      99,237.50
         100  ARBOR SOFTWARE                                    3,143.75

       8,300  BAXTER INT RIGHTS 3/15/08                         1,660.00
       1,783  PRIMUS TELECOMM INC                              33,758.56

                   HOTEL & MOTEL

       8,700  BRISTOL HOTEL CO                                213,150.00
      18,700  CHOICE HOTELS INTL INC                          253,618.75

      29,300  CIRCUS CIRCUS ENTPR                             496,268.75

      10,554  EXTENDED STAY AMERICA INC                       118,732.50
       1,493  GREATE BAY CASINO CORP                              746.50

         500  HAMMONS JOHN Q HOTELS                             3,531.25
       3,200  HARVEYS CASINO RESORTS                           86,800.00
      24,700  HILTON HOTELS CORP                              703,950.00

       8,900  HOLLYWOOD CASINO CRP CL A                        16,687.50
      67,200  HOST MARRIOTT CORP                            1,197,000.00
      14,100  HOST MARRIOTT SERVICES                          205,331.25

      28,050  LA QUINTA MTR INNS                              592,556.25
      31,700  MARRIOTT INTL CL A                            1,026,287.50
      21,000  MIRAGE RESORTS INC                              447,562.50

       8,775  PAPA JOHNS INTL INC                             346,064.06
      11,600  PRIMADONNA RESORTS INC                          166,387.50
      12,869  PROMUS HOTEL CORP HLDG CO                       495,456.50

       6,800  RED ROOF INNS INC                               115,175.00
       7,700  RIO HOTEL & CASINO                              145,337.50
       6,700  S BARRO INC                                     181,737.50

       3,000  SHOLODGE INC                                     23,625.00
       2,000  SUBURBAN LODGES OF AMERIC                        30,250.00
         432  SUN INTERNATIONAL HOTELS                         19,656.00

       6,233  SUNBURST HOSPITALITY CORP                        43,243.75
       7,600  TRUMP HOTELS & CASINO                            53,675.00
       4,100  UNO RESTAURANT CORP                              30,237.50


                   HOUSING
       2,400  BEAZER HOMES USA INC                             62,250.00

       3,200  KAUFMAN & BROAD HOME CORP                       101,600.00
      12,600  LENNAR CORP                                     371,700.00
       8,400  MCGRATH RENTCORP                                177,450.00

       3,500  PALM HARBOR HOMES INC                           149,187.50
       4,200  PULTE CORP                                      125,475.00
       6,000  WEST CO INC                                     169,875.00


                   MED SERV & SUPPLIES
       4,400  AKSYS LTD                                        25,850.00

       2,300  APOGEE INC                                        5,175.00
      15,400  ARTERIAL VASCULAR ENG.                          550,550.00
       4,700  ATL ULTRASOUND INC                              214,437.50

       2,550  BIO RAD LABS INC. CL A                           78,093.75
      11,000  BIOMET INC                                      363,687.50
      19,038  BOSTON SCIENTIFIC                             1,363,596.75

      54,100  CHIRON CORP                                     848,693.75
       4,300  CNS INC                                          20,021.88
       3,400  CONMED CORP                                      78,200.00

       6,075  COVANCE INCORPORATED                            142,003.13
       9,900  CRYOMEDICAL SCIENCES INC.                         1,237.50
      13,900  CYTOGEN CORP                                     10,859.38

       5,300  EMPI INC                                         87,781.25
       4,400  EPITOPE INC.                                     28,600.00
      35,320  FOUNDATION HEALTH SYS /A                        931,565.00

       3,723  FPA MEDICAL MGT INC                               4,304.72
      22,800  GENZYME CORP-GENL DIV                           582,825.00
         684  GENZYME CORP-TISSUE REPR                          4,488.75

      13,300  HAEMONETICS CORP                                212,800.00
       5,800  HEALTH MGMT SYSTEMS INC                          65,250.00
       5,981  HEALTHPLAN SERVICES CORP                        104,667.50

      40,362  HEALTHSOUTH CORPORATION                       1,077,160.88
       3,000  HEARTPORT INC                                    19,687.50
       1,325  HENRY SCHEIN INC                                 61,115.63

      16,100  HILLENBRAND INDUS INC                           966,000.00

      13,750  HLTH CARE & RETIRMNT CORP                       542,265.63
       6,900  HUMAN GENOME SCIENCES                           246,243.75

       1,300  HUMANA INC                                       40,543.75
       4,300  IDEC PHARMACEUTICALS CORP                       101,318.75
      13,600  INTERMEDIA COMMUNICATIONS                       570,350.00

      10,100  ISOLYSER INC                                     26,828.13
      37,500  IVAX CORP                                       346,875.00
      40,700  LABORATORY CORP AMER HLDG                        94,118.75

       5,700  LANDAUER INC.                                   170,287.50
       3,750  LIFE TECH INC.                                  117,656.25
       3,000  LIFECORE BIOMEDICAL INC                          49,500.00

       3,000  LUNAR CORP.                                      55,125.00
       6,300  MANOR CARE INC                                  242,156.25
       2,900  MARQUETTE MED SYS-CL A                           74,403.13

      15,200  MATRIA HEALTHCARE INC                            53,200.00
       6,300  MAXICARE HEALTH PLANS                            42,525.00
       2,400  MAXXIM MEDICAL INC                               69,600.00

       2,000  MEDICAL RESOURCES INC                             6,125.00
      19,903  MEDPARTNERS INC                                 159,224.00
      47,300  MEDTRONIC INC                                 3,015,375.00

      10,400  NABI INC                                         31,525.00
       4,100  NEUREX CORP                                     124,537.50
      10,000  NEUROMEDICAL SYSTEMS INC                          7,187.50

      18,900  NOVACARE INC                                    222,075.00
       9,375  ORGANOGENESIS INC                               185,156.25
       8,000  ORTHOLOGIC CORP                                  41,000.00

       7,000  PALOMAR MEDICAL TECHNOLOG                         7,437.50
       6,600  PARACELSUS HEALTH CORP                           20,625.00
       3,932  PHARMACEUTICAL PROD DEV                          86,504.00

      11,483  QUEST DIAGNOSTICS INC                           251,190.63
      17,800  QUORUM HEALTH GROUP INC                         471,700.00
       2,500  SABRATEX CORP                                    56,875.00

      20,900  SCIOS INC                                       185,487.50
       3,450  SEROLOGICALS CORP                               111,262.50
         200  SERVICE EXPERTS INC                               6,900.00

      10,250  ST. JUDE MED INC.                               377,328.13
      29,600  STRYKER CORP                                  1,135,900.00
      17,700  SUN HEALTHCARE GROUP INC                        259,968.75

       6,800  TECHNE CORP                                     129,625.00
         640  THERMEDICS DETECTION INC                          6,160.00
       7,000  THERMO INSTR SYS INC COM                        183,750.00

       3,500  THERMOTREX CORP                                  59,937.50
       6,200  TRANSCEND SERVICES INC                           18,212.50
       4,200  TRANSITION SYSTEMS INCS                          44,625.00

       1,200  VITALINK PHARMACY SERVICE                        26,475.00
       4,735  WELLPOINT HEALTH NETWORKS                       350,390.00
      11,361  WESTAMERICA BANCORPATION                        364,972.13


                   REAL ESTATE
      26,600  CATELLUS DEV CORP                               470,487.50

       6,000  CENTEX CORP                                     226,500.00
       2,850  FOREST CITY ENTER CL A                          168,684.38
      16,100  LNR PROPERTY CORP                               412,562.50

       6,001  PATROIT AMER HOSPITALITY                        143,648.34

                   TRANSPORTATION

      15,800  AIRBORNE FREIGHT CORP                           552,012.50
      18,600  AIRTRAN HLDGS INC                               140,081.25
       4,800  ALASKA AIR GROUP INC                            261,900.00

      14,000  ALEXANDER & BALDWIN                             407,750.00

      16,300  AMERICA WEST HOLDINGS B                         465,568.75
       1,200  AMR CORP                                         99,900.00

       2,500  AMTRAN INC                                       61,562.50
       8,800  ARNOLD INDS INC                                 129,800.00
      10,100  ASA HOLDINGS INC                                501,212.50

       5,300  AVONDALE INDS INC                               146,246.88
         700  BURLINGTON NRTHN SANTA FE                        68,731.25
         700  CELADON GROUP INC                                13,300.00

       5,900  CIRCLE INTERNATIONAL GRP                        165,200.00
      14,800  CNF TRANSPORTATION INC                          629,000.00
       7,400  CONSOLIDATED FRTWYS CORP                        103,137.50

      15,200  CONTINENTAL AIRLS CL B                          925,300.00
       4,000  COVENANT TRANSPORT INC CL                        78,000.00
       1,500  CSX CORP                                         68,250.00

       7,600  DELTA AIR LINES INC                             982,300.00
       2,200  EAGLE USA AIRFREIGHT INC                         76,312.50
      14,860  FDX CORP                                        932,465.00

      12,800  FLORIDA EAST COAST INDS                         374,400.00
      13,400  GATX CORP                                       587,925.00
       4,200  GREENBRIER                                       72,450.00

      11,300  GREYHOUND LINES INC                              68,506.25
      11,200  HUNT JB TRANS SVCS INC                          399,000.00
         400  HVIDE MARINE-CL A                                 5,425.00

      33,200  KANSAS CTY SOUTHERN INDS                      1,647,550.00
       1,200  KNIGHT TRANSPORTATION                            22,950.00
       1,440  MARINE TRANSPORT CORP                             5,850.00

       3,600  MIDWEST EXPRESS HLDGS INC                       130,275.00
         345  NAVIGANT INTL INC                                 2,932.50
       2,500  NORFOLK SOUTHERN CORP                            74,531.25

      27,900  NORTHWEST AIR CL A                            1,075,893.75
       1,800  OLD DOMINION FGHT LINES                          27,928.13
      11,900  OVERSEAS SHIPHOLDING GRP                        242,462.50

      12,700  PITTSTON BRINKS GROUP                           468,312.50
       6,100  ROADWAY EXPRESS INC                             115,137.50
       6,800  RYDER SYSTEMS INC                               214,625.00

      21,650  SOUTHWEST AIRLINES CO                           641,381.25
      11,250  SWIFT TRANSN INC                                222,890.63
       4,700  TOWER AIR INC                                    17,184.38

      10,200  U S AIR GROUP                                   808,350.00
      17,700  UAL CORP NEW                                  1,380,600.00
       1,472  UNION PACIFIC CORP                               64,952.00

         800  USA TRUCK INC                                    12,900.00
       4,800  WESTERN PACIFIC AIRLINES                            225.00
       8,700  WLR FOODS INC.                                   57,637.50

       4,800  WORLDCORP INC                                     1,500.00

                   MISCELLANEOUS

       7,900  ACNIELSEN CORP                                  199,475.00
       2,600  ALGOS PHARMACEUT                                 70,200.00
       5,740  ALLEGIANCE CORP                                 294,175.00

       7,300  AMERICAN CLASSIC VOYAGES                        107,675.00
       4,200  ANCHOR GAMING                                   326,025.00
       9,000  ARGOSY GAMING CORP                               27,562.50

      11,520  ASCENT ENTERTAINMENT GRP                        128,160.00
      11,200  AUTOTOTE CORP CL A                               32,200.00
       2,675  AVALON HLDGS CORP A W I                          17,721.88

       5,590  BHA GROUP INC CLA A                              92,238.30
       2,500  BIOMATRIX INC                                   102,500.00
       3,300  C/NET INC                                       225,225.00

       6,150  CASINO AMER INC                                  21,525.00

       4,700  CFW COMMUNICATIONS CO                           109,275.00
      14,700  COGNIZANT CORP                                  926,100.00

      12,000  CUNO INC                                        259,500.00
         400  DBT ONLINE                                       10,800.00
       3,100  EDUCATION MGT CORP                              101,912.50

       4,300  EMPLOYEE SOLUTIONS INC                           16,393.75
       6,100  ENESCO GROUP INC                                187,575.00
       1,743  ENVIROSOURCE INC                                 30,500.00

      14,900  FEDERAL SIGNAL CORP                             362,256.25
       2,900  FLEETWOOD ENTERPRISES                           116,000.00
       6,664  GEMSTAR INTL GROUP LTD                          249,483.50

      15,300  GOLDEN ST BANCORP LIT WTS                        81,281.25
      12,800  GTECH HLDGS CORP                                431,200.00
       3,300  HANDLEMAN CO-DEL                                 37,950.00

       5,300  HEXCEL CORP NEW                                 119,912.50
       3,225  INTL TECHNOLOGY CORP                             30,637.50
       8,300  JOHNSON & JOHNSON                               612,125.00

       3,000  JOHNSON WORLDWIDE ASSOC                          37,875.00
       7,400  MALLINCKRODT                                    219,687.50
       2,200  MINE SAFETY APPLIANCES                          165,000.00

         322  OLICOM A/S WTS   09/09/99                         2,978.50
      14,400  OMI CORP NEW                                    115,200.00
       1,200  PLAYCORE INC                                      5,400.00

       1,050  PRESIDENT CASINOS INC                             2,100.00
       2,300  PRINS RECYCLING CORP                                 69.00
      46,480  REPUBLIC INDUSTRIES INC                       1,162,000.00

      24,900  ROYAL CARRIBEAN CRUISES                       1,979,550.00
       4,100  SCHLUMBERGER LTD                                280,081.25
       2,500  SDL INC                                          59,687.50

       5,400  SEATTLE FILMWORKS INC                            41,681.25
       2,300  SFX ENTERTAINMENT CL A                          105,512.50
      13,000  STATION CASINOS INC                             190,937.50

      21,400  STEWART ENTERPRISES CL A                        569,775.00
       8,100  STRATOSPHERE CORP                                   445.50
       4,375  TETRA TECH INC NEW                              106,093.75

       2,600  THE TESSERACT GROUP                              13,000.00
       3,900  THERMO REMEDIATION INC                           18,037.50
       2,200  THERMO TERRATECH INC                              9,900.00

         450  TODAYS MAN INC    WTS                               196.88
       2,100  UNITED NATURAL FOODS INC                         59,850.00
      21,500  VENCOR INC NEW                                  155,875.00

       9,100  WATTS INC                                       189,962.50

                   TELECOMMUNICATIONS

      10,391  360 COMMUNICATIONS CO                           332,512.00
      18,000  AERIAL COMM INC                                 112,500.00
      12,100  ALIANT COMM INC                                 331,993.75

       2,800  ALLTRISTA CORP                                   71,575.00
       2,700  BACOU USA INC                                    56,193.75
       3,090  BOK FINL CORP COM NEW                           146,002.50

       4,000  BOSTON COMM GROUP                                35,500.00
       3,000  CENTRAL GARDEN & PET CO                          93,375.00
      16,000  COMSAT CORPORATION                              453,000.00

       4,000  CORECOMM INC                                    105,000.00
       2,000  DATA TRANSMISSION NETWORK                        80,000.00
       8,000  FIRST PAC NETWORKS INC                               80.00

       1,700  INTERNATIONAL SHIPHOLDING                        27,306.25
       8,850  MASTEC INC                                      211,293.75
       2,796  PREMIERE TECH INC                                23,198.06

      12,000  SBC COMMUNICATIONS INC                          480,000.00

       8,800  TEKELEC                                         393,800.00
       7,600  VIATEL INC                                      129,200.00


                               TOTAL MISCELLANEOUS       $107,683,020.10


                                                    0.65%



       4,000  ADVANCED POLYMERS SYS INC                        28,000.00
       4,400  AVATAR HOLDINGS                                 122,650.00
       1,780  CCB FINL CORP                                   189,125.00

     107,252  CITIZENS UTIL CO CL B                         1,032,300.50
       5,200  COLONIAL GAS CO.                                148,850.00
      28,500  COMPUSA INC                                     514,781.25

       2,700  FILM ROMAN INC                                    4,050.00
       2,802  IMPERIAL HOLLY CORP                              25,393.13
       7,500  JASON INC.                                       65,625.00

       7,500  MEDCO RESH INC.                                 191,250.00
       4,950  PAXAR CORP                                       56,925.00
       7,400  SMART & FINAL INC.                              126,725.00

      18,536  SOVEREIGN BANCORP                               302,954.29
      24,800  STERLING SOFTWARE INC                           733,150.00
       7,206  TCF FINANCIAL CORP                              212,577.00

      24,398  UNION PLANTERS CORP                           1,434,907.38
         100  UNITED DENTAL CARE INC                            1,928.13
      15,000  UNITED DOMINION INDUS.                          500,625.00

       2,400  WET SEAL INC CL A                                76,800.00

                                            TOTAL          $5,768,616.68


                                        TOTAL COMMON STOCK      $866,939,694.38

OTHER

                                                    1.91%


                   CASH EQUIVALENTS
  16,890,499  AIM SHORT TERM INV SER 2                     16,890,498.51


                                            TOTAL         $16,890,498.51


                                               TOTAL OTHER       $16,890,498.51


            TOTAL INVESTMENTS -                100.00%          $883,830,192.89
            (cost $594,372,477)


            See accompanying notes